                                                                    Exhibit 10.1

                         AGREEMENT AND PLAN OF MERGER

                                  dated as of

                                 May 21, 2001

                                     among

                           FRESHWATER SOFTWARE, INC.

                        MERCURY INTERACTIVE CORPORATION

                                      and

                              AQUA MERGER COMPANY

                               TABLE OF CONTENTS

                                _______________


                                                                                 Page
                                                                                 ----
                                   Article 1
                                  Definitions

Section 1.01.  Definitions......................................................    1

                                   Article 2
                                  The Merger

Section 2.01.  The Merger.......................................................    6
Section 2.02.  Conversion of Shares.............................................    7
Section 2.03.  Surrender and Payment............................................    7
Section 2.04.  Dissenting Shares................................................    9
Section 2.05.  Stock Options....................................................    9
Section 2.06.  Adjustments......................................................   10
Section 2.07.  Withholding Rights...............................................   11
Section 2.08.  Escrow...........................................................   11
Section 2.09.  Lost Certificates................................................   11

                                   Article 3
                           The Surviving Corporation

Section 3.01.  Articles of Incorporation........................................   11
Section 3.02.  Bylaws...........................................................   12
Section 3.03.  Directors and Officers...........................................   12

                                   Article 4
                 Representations and Warranties of the Company

Section 4.01.  Corporate Existence and Power....................................   12
Section 4.02.  Corporate Authorization..........................................   12
Section 4.03.  Governmental Authorization.......................................   13
Section 4.04.  Non-contravention................................................   13
Section 4.05.  Capitalization...................................................   13
Section 4.06.  Subsidiaries.....................................................   14
Section 4.07.  Financial Statements.............................................   15
Section 4.08.  Absence of Certain Changes.......................................   15
Section 4.09.  No Undisclosed Liabilities.......................................   17
Section 4.10.  Compliance with Laws and Court Orders............................   17
Section 4.11.  Material Contracts...............................................   17
Section 4.12.  Litigation.......................................................   19
Section 4.13.  Finders' Fees....................................................   19

Section 4.14.  Taxes............................................................   20
Section 4.15.  Employee Benefit Plans...........................................   22
Section 4.16.  Properties.......................................................   24
Section 4.17.  Products.........................................................   25
Section 4.18.  Intellectual Property............................................   25
Section 4.19.  Insurance Coverage...............................................   28
Section 4.20.  Licenses and Permits.............................................   28
Section 4.21.  Receivables......................................................   28
Section 4.22.  Representations Complete.........................................   29
Section 4.23.  Employees........................................................   29
Section 4.24.  Labor Matters....................................................   29
Section 4.25.  Environmental Matters............................................   29
Section 4.26.  Certain Interests................................................   30
Section 4.27.  Customers; Suppliers.............................................   31
Section 4.28.  Books And Records................................................   31
Section 4.29.  State Takeover Statutes..........................................   31

                                    Article 5
                     Representations and Warranties of Parent

Section 5.01.  Corporate Existence and Power....................................   32
Section 5.02.  Corporate Authorization..........................................   32
Section 5.03.  Governmental Authorization.......................................   32
Section 5.04.  Non-contravention................................................   32
Section 5.05.  Finders' Fees....................................................   33
Section 5.06.  Financing........................................................   33

                                  Article 6
                           Covenants of the Company

Section 6.01.  Conduct of the Company...........................................   33
Section 6.02.  Shareholder Approval.............................................   35
Section 6.03.  Access to Information............................................   35
Section 6.04.  No Solicitation..................................................   36
Section 6.05.  Tax Matters......................................................   36
Section 6.06.  401(k)...........................................................   38
Section 6.07.  Notices of Certain Events........................................   38

                                    Article 7
                               Covenants of Parent

Section 7.01.  Obligations Of Merger Subsidiary.................................   38
Section 7.02.  Benefits; Prior Service..........................................   39
Section 7.03.  Indemnification..................................................   39

                                     Article 8
                        Covenants of Parent and the Company

Section 8.01.   Reasonable Efforts..............................................  40
Section 8.02.   Certain Filings.................................................  40
Section 8.03.   Public Announcements............................................  40
Section 8.04.   Further Assurances..............................................  40
Section 8.05.   Notifications...................................................  41

                                     Article 9
                              Conditions to the Merger

Section 9.01.   Conditions to Obligations of Each Party.........................  41
Section 9.02.   Conditions to the Obligations of Parent and Merger
                Subsidiary......................................................  41
Section 9.03.   Conditions to Obligations of the Company........................  43

                                      Article 10
                                     Termination

Section 10.01.  Termination.....................................................  44
Section 10.02.  Effect of Termination...........................................  44

                                      Article 11
                                    Miscellaneous

Section 11.01.  Notices.........................................................  45
Section 11.02.  Survival of Representations and Warranties; Indemnification.....  46
Section 11.03.  Defense Of Claims...............................................  48
Section 11.04.  Amendments; No Waivers..........................................  49
Section 11.05.  Expenses........................................................  49
Section 11.06.  Successors and Assigns..........................................  49
Section 11.07.  Governing Law...................................................  49
Section 11.08.  Jurisdiction....................................................  49
Section 11.09.  WAIVER OF JURY TRIAL............................................  49
Section 11.10.  Counterparts; Effectiveness; Benefit............................  50
Section 11.11.  Entire Agreement................................................  50
Section 11.12.  Captions........................................................  50
Section 11.13.  Severability....................................................  50
Section 11.14.  Specific Performance............................................  50

                         AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of May 21, 2001, among Freshwater Software, Inc., a California corporation (the "Company"), Mercury Interactive Corporation, a Delaware corporation ("Parent"), and Aqua Merger Company, a California corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary").

     WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with California Law, Parent and the Company will enter into a business combination transaction pursuant to which Merger Subsidiary will merge with and into the Company;

     WHEREAS, the Board of Directors of the Company (i) has determined that the business combination transaction is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its shareholders and has approved and adopted this Agreement and the transactions contemplated by this Agreement and (ii) has recommended the approval and adoption of this Agreement by the shareholders of the Company;

     WHEREAS, certain shareholders of the Company own such number of shares of common stock, par value $.01 per share, of the Company and such number of shares of Series A Preferred Stock, par value $.01 per share, as is set forth on Exhibit A hereto (such shareholders being referred to herein as the "Individual Shareholders"); and

     WHEREAS, as a condition and inducement to Parent and Merger Subsidiary entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, the Individual Shareholders are entering into a Voting Agreement with Parent, dated the date hereof (the "Voting Agreement") and attached hereto as Exhibit B.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Subsidiary and the Company hereby agree as follows:

                                   ARTICLE 1
                                  Definitions

     Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

     "Acquisition Proposal" means, other than the transactions contemplated by this Agreement, any Third Party offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of any amount in excess of 4.9% of the consolidated assets of the Company and its Subsidiaries or any amount in excess of 4.9% of any class of equity or voting securities of the Company or any of its Subsidiaries, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party beneficially owning any amount in excess of 4.9% of any class of equity or voting securities of the Company or any of its Subsidiaries or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries.

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

     "Business Day" means a day other than Saturday, Sunday or any day on which commercial banks in San Francisco, California are authorized or required by law to close.

     "Closing Date" means the date upon which the Closing occurs.

     "Code" means the Internal Revenue Code of 1986.

     "Company Balance Sheet" means the balance sheet of the Company as of September 30, 2000 and the footnotes thereto.

     "Company Common Stock" means the shares of Common Stock, $.01 par value, of the Company.

     "Company Balance Sheet Date" means September 30, 2000.

     "California Law" means the California Corporations Code.

     "Environmental Laws" means any federal, state, local or foreign law (including common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

     "Environmental Permits" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Company or any of its Subsidiaries as currently conducted.

     "ERISA" means the Employee Retirement Income Security Act of 1974.

     "ERISA Affiliate" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

     "Escrow Amount" means seven million three hundred and fifty thousand dollars ($7,350,000).

     "Escrow Holdback" means the quotient obtained by dividing (A) the Escrow Amount by (B) the number of shares of Outstanding Common plus the number of shares of Outstanding Preferred, rounded to the fourth decimal place.

     "Exercisable Options" means employee stock options to purchase shares of Parent Common Stock which were granted, vested and exercisable at the Effective Time.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     "Intellectual Property Rights" means (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (iii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) rights in computer software (including source code, object code, firmware, operating systems and specifications), (vi) rights in trade secrets and, to the extent protectable as trade secrets or proprietary information, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (vii) rights in industrial designs (whether or not registered), (viii) rights in databases and data collections, (ix) rights in mask works, (x) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (xi) all rights in all of the foregoing provided by treaties, conventions and common law and (xii) all rights to sue or recover and retain damages and costs and attorneys' fees for past, present and future infringement or misappropriation of any of the foregoing.

     "Interim Balance Sheet" means the unaudited balance sheet of the Company for the period ending April 30, 2001.

     "Interim Balance Sheet Date" means April 30, 2001.

     "Knowledge" of any Person that is not an individual means the knowledge of such Person's officers after reasonable inquiry.

     "Licensed Intellectual Property Rights" means all Intellectual Property Rights owned by a Person other than the Company or its Subsidiaries and licensed or sublicensed to either the Company or its Subsidiaries.

     "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

     "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the financial condition, business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, other than as a result of (i) general economic or industry conditions which do not disproportionately affect the Company or its Subsidiaries, (ii) performance by such corporate entity of its obligation under this Agreement or (iii) the announcement or pendency of the transactions contemplated by this Agreement.

     "Merger Consideration" means the quotient obtained by dividing (A) one hundred forty-seven million dollars ($147,000,000) minus the Preferred Preference by (B) the Total Shares Outstanding, rounded to the fourth decimal place.

     "1933 Act" means the Securities Act of 1933, as amended.

     "1934 Act" means the Securities Exchange Act of 1934.

     "Officer" of any Person means any executive officer of such Person.

     "Option Exchange Ratio" means the quotient obtained by dividing (A) one hundred forty-seven million dollars ($147,000,000) minus the Preferred Preference by (B) the product of (x) the Total Shares Outstanding and (y) the closing price of Parent common stock on the Business Day prior to the Closing.

     "Outstanding Common" means the shares of Parent Common Stock issued and outstanding at the Effective Time.

     "Outstanding Preferred" means the shares of Preferred Stock issued and outstanding at the Effective Time.

     "Owned Intellectual Property Rights" means all Intellectual Property Rights owned by either the Company or its Subsidiaries.

     "Parent Common Stock" means shares of common stock, $.002 par value, of Parent.

     "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Preferred Preference" means that amount of money equal to the number of shares of Outstanding Preferred multiplied by twenty-five cents ($.25).

     "Preferred Stock" means the shares of Series A Preferred Stock, $.01 par value, of the Company.

     "SEC" means the Securities and Exchange Commission.

     "Shares" means the shares of Common Stock, $.01 par value, of the Company and the shares of a Series A Preferred Stock, $.01 par value of the Company, collectively.

     "Shareholders' Representative" shall be William Nieto.

     "Shareholders' Representative Agreement" means the agreement between the Company and the Shareholders' Representative, dated May 21, 2001, attached hereto as Exhibit D.

     "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

     "Third Party" means any Person as defined in this Agreement or in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

     "Total Shares Outstanding" means the sum of the number of shares of Outstanding Common, the number of shares of Outstanding Preferred and the number of Exercisable Options.

     Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

     (b) Each of the following terms is defined in the Section set forth opposite such term:


       Term                                          Section
       ----                                          -------
       Certificates                                  Section 2.03
       Company Returns                               Section 4.14
       Closing                                       Section 2.01
       Company Securities                            Section 4.05
       Company Shareholder Meeting                   Section 6.02
       Company Stock Options                         Section 2.05
       Company Stock Option Plan                     Section 2.05
       Company Subsidiary Securities                 Section 4.06
       Confidentiality Agreement                     Section 6.03
       Effective Time                                Section 2.01
       Employee Plans                                Section 4.15
       Escrow Account                                Section 2.08
       Escrow Agent                                  Section 2.08
       Escrow Agreement                              Section 2.08
       Escrow Fund                                   Section 2.08
       Exchange Agent                                Section 2.03
       Exercisable Options                           Section 4.05
       GAAP                                          Section 9.01
       Governmental Authority                        Section 9.01
       Indemnifying Party                            Section 11.02
       Liquidation Consideration                     Section 2.02
       Merger                                        Section 2.01
       Multiemployer Plan                            Section 4.15
       Outstanding Common                            Section 4.05
       Outstanding Preferred                         Section 4.05
       Parent Indemnitee                             Section 4.14
       Post-Closing Tax Period                       Section 4.14
       Pre-Closing Tax Period                        Section 4.14
       Surviving Corporation                         Section 2.01
       Tax                                           Section 4.14
       Tax Asset                                     Section 4.14
       Tax Authority                                 Section 4.14
       Tax Contest                                   Section 4.14
       Tax Return                                    Section 4.14


                                   ARTICLE 2
                                  The Merger

     Section 2.01 . The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the "Merger") with and into the Company in accordance with California Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

     (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary will file an agreement of merger with the Secretary of State of the State of California and make all other filings or recordings required by California Law in connection with the Merger. The Merger shall become effective at such time (the "Effective Time") as the agreement of merger is accepted by the Secretary of State of the State of California or at such later time as is specified in the agreement of merger. Immediately prior to the filing of the agreement of merger, a closing (the "Closing") will be held at the offices of Davis Polk & Wardwell, 1600 El Camino Real, Menlo Park, California 94025 (or such other place as the parties may agree). It is the parties' intention that the Closing occur immediately following the execution of this Agreement on May 21, 2001, or as soon as practicable thereafter.

     (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under California Law.

     Section 2.02.  Conversion of Shares.  At the Effective Time:

     (a) except as otherwise provided in Section 2.02(c) or Section 2.04, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration less the Escrow Holdback in cash without interest;

     (b) except as otherwise provided in Section 2.02(c) or Section 2.04, each share of Preferred Stock shall receive, in addition to the Merger Consideration less the Escrow Holdback, the right to receive $0.25 in cash without interest (the "Liquidation Consideration");

     (c) each Share held by the Company as treasury stock or owned by Parent or any of its Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

     (d) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     Section 2.03. Surrender and Payment. (a) Parent will act as exchange agent (the "Exchange Agent") for the purpose of exchanging certificates representing Shares (the "Certificates") for the Merger Consideration (less the

Escrow Holdback) and the Liquidation Consideration. Immediately following the Closing, Parent will make available the Merger Consideration (less the Escrow Holdback) and Liquidation Consideration to be paid in respect of the Shares. On the Closing Date or promptly thereafter, Shareholders will surrender the Certificates to the Exchange Agent for cancellation together with a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

     (b) Each holder of Shares that have been converted into the right to receive the Merger Consideration less the Escrow Holdback (and the Liquidation Consideration, if applicable) will be entitled to receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, the Merger Consideration less the Escrow Holdback (and the Liquidation Consideration, if applicable) payable for each Share represented by such Certificate. All such funds shall be paid to the holders of Shares by wire transfer to accounts specified in their respective letters of transmittal or, upon the request of any such holder, by check. Until so surrendered, each such Certificate shall represent after less the Effective Time for all purposes only the right to receive such Merger Consideration the Escrow Holdback (and the Liquidation Consideration, if applicable).

     (c) If any portion of the Merger Consideration less the Escrow Holdback or Liquidation Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration less the Escrow Holdback (and the Liquidation Consideration, if applicable) provided for, and in accordance with the procedures set forth, in this Article 2.

     (e) Any portion of the Merger Consideration (less the Escrow Holdback) or Liquidation Consideration made available to the Exchange Agent pursuant to
Section 2.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares twenty (20) Business Days after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged Shares for the Merger Consideration less the Escrow Holdback (and the Liquidation Consideration, if applicable) in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration less the Escrow Holdback (and the Liquidation Consideration, if applicable) in respect of such Shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Immediately prior to such time when amounts remaining unclaimed by holders of Shares would otherwise escheat to or become property of any governmental authority, such unclaimed amounts shall become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any Persons previously entitled thereto.

     (f) Any portion of the Merger Consideration or Liquidation Consideration made available to the Exchange Agent pursuant to Section 2.03(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Parent, upon demand.

     Section 2.04. Dissenting Shares. Notwithstanding Section 2.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with California Law shall not be converted into a right to receive the Merger Consideration or Liquidation Consideration, but the holder thereof shall only be entitled to such rights as are provided by California Law, unless such holder fails to perfect, withdraws or otherwise loses its right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses its right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration less the Escrow Holdback (and the Liquidation Consideration, if applicable). The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

     Section 2.05. Stock Options. (a) Except as provided in Section 2.05(c), all options (the "Company Stock Options") outstanding, whether or not exercisable and whether or not vested, at the Effective Time under the Company's 1997 Stock Plan (the "Company Stock Option Plan"), shall, at the Effective Time and by virtue of the Merger and without any action on the part of the holder thereof, be assumed by Parent. Each Company Stock Option so assumed by Parent under this Agreement shall continue to have, and be subject to, substantially similar terms and conditions to those set forth in the Company Stock Option Plan or as provided in the respective option agreement immediately prior to the Effective Time, except that (i) each Company Stock Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective

Time multiplied by the Option Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock; and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of Company Capital Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent. It is the intention of the parties hereto that the Company Stock Options assumed by Parent following the Closing pursuant to this Section 2.05 will, to the extent permitted by applicable law, qualify as incentive stock options as defined in Section 422 of the Code, to the extent any such Company Stock Options qualified as incentive stock options immediately prior to the Effective Time.

     (b) As soon as practicable after the Effective Time and in no event later than 30 days after the Effective Time, Parent shall deliver to each holder of an outstanding Company Stock Option an appropriate notice setting forth such holder's rights pursuant thereto. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of assumed Company Stock Options pursuant to the terms set forth in this Section 2.05. As soon as reasonably practicable after the Effective Time and in no event later than five (5) Business Days after the Effective Time, the shares of Parent Common Stock subject to Company Stock Options will be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form, and Parent shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as Substitute Options remain outstanding.

     (c) Five (5) Business Days after the Effective Time, with respect to any or all of a holder's Company Stock Options which were vested and exercisable at the Effective Time, and upon receipt of written notice to such effect and receipt of the exercise price, such Company Stock Options shall be converted into the right to receive the Merger Consideration. All holders of Company Stock Options which were vested and exercisable at the Effective Time, who provide such notice will be deemed to have consented to the appointment of the Shareholders' Representative and to the Shareholders' Representative Agreement. Absent such written notice, such Company Stock Options shall be treated as provided in Section 2.05(a).

     Section 2.06. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, the Merger Consideration, the Escrow Holdback, the Liquidation Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

     Section 2.07. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

     Section 2.08. Escrow. Prior to or simultaneously with the Closing, the Shareholder Representative and Parent shall enter into an escrow agreement (the "Escrow Agreement") with an escrow agent selected by Parent and reasonably acceptable to the Shareholder Representative (the "Escrow Agent") substantially in the form of Exhibit C hereto. Pursuant to the terms of the Escrow Agreement, at the Closing Parent shall deposit the Escrow Amount into an escrow account, which account is to be managed by the Escrow Agent (the "Escrow Account"). Distributions of any money from the Escrow Account shall be governed by the terms and conditions of the Escrow Agreement (any money in the Escrow Account being referred to as the "Escrow Fund"). The parties acknowledge and agree that
(i) any amount distributed by the Escrow Agent from the Escrow Account to the Shareholders pursuant to the terms of the Escrow Agreement shall be treated, for U.S. federal income tax purposes, as additional consideration paid to the Shareholders for their Shares pursuant to the Merger as and when such amount is distributed, and (ii) a portion of each such distribution shall be treated as a payment of interest in accordance with Section 483 of the Code.

     Section 2.09. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration (less the Escrow Holdback) and the Liquidation Consideration, if applicable, to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 2.

                                   ARTICLE 3
                           The Surviving Corporation

     Section 3.01. Articles of Incorporation. The articles of incorporation of Merger Subsidiary in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable law, provided that, at the Effective Time, Section 1 of the articles of incorporation shall be amended to read as follows: "The name of the corporation is Freshwater Software, Inc."

     Section 3.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

     Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE 4
                 Representations and Warranties of the Company

     The Company represents and warrants to Parent subject to such exceptions as are disclosed in the attached disclosure schedule (which disclosure schedule shall reference the corresponding appropriate section and paragraph numbers to which disclosure relates), that:

     Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. Schedule 4.01 contains a complete and accurate list of every jurisdiction in which the Company is qualified to do business. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has heretofore delivered to Parent true and complete copies of the articles of incorporation and bylaws of the Company as currently in full force and effect. The Company is not in violation of any of the provisions of its articles of incorporation or bylaws.

     Section 4.02. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the Escrow Agreement and the consummation by the Company of the transactions contemplated hereby and thereby are within the Company's corporate powers and, except for the affirmative vote of the holders of a majority of the outstanding Shares in connection with the consummation of the Merger (if required by law), have been duly authorized by all necessary corporate action on the part of the Company.

The affirmative vote of the holders of (i) a majority of the outstanding Shares (if required by law), (ii) a majority of the outstanding shares of Company Common Stock (if required by law), and (iii) a majority of the outstanding shares of Preferred Stock (if required by law) are the only votes of the holders of any of the Company's capital stock necessary in connection with the consummation of the Merger. This Agreement and the Escrow Agreement, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitute valid and binding agreements of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, reorganization, arrangement, moratorium and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

     Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the Escrow Agreement and the consummation by the Company of the transactions contemplated hereby and thereby require no action on the part of the Company by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than the filing of an agreement of merger with respect to the Merger with the Secretary of State of the State of California and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business.

     Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with, or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree,
(iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

     Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, par value $.01 per share, and 5,200,000 shares of Series A Preferred Stock, par value $.01 per share. There are outstanding (i) 10,426,302 shares of Common Stock and (ii) 5,110,292 shares of Series A Preferred Stock and employee stock options to purchase an aggregate of 1,377,800 Shares (of which options to purchase an aggregate of 250,564 Shares were vested and exercisable). All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to the 1997 Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, and are fully paid and nonassessable. Schedule 4.05 contains a complete and accurate list of every holder of Company Common Stock, every holder of Preferred Stock and every holder of employee stock options, including number of shares for which the options are exercisable, grant date, vesting schedule, and exercise price.

     (b) There are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or
(iii) options, warrants or other rights to acquire from the Company or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. The holders of Company Stock Options and Preferred Stock have been or will be given, or shall have properly waived, any required notice of the Merger prior thereto.

     (c) None of the Shares is owned by any Subsidiary of the Company. None of the Shares were issued in violation of the 1993 Act, California Law or other state securities laws or regulations or any preemptive rights.

     (d) No officer or director (excluding William Adkins, Peter Welter and Carol Wood) of the Company holds any Exercisable Options (which for purposes only of this Section 4.05(d) shall not include Company Stock Options which have been exercised subject only to the condition that the Closing shall occur).

     Section 4.06. Subsidiaries. (a) Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or the aggregate, a Material Adverse Effect on the Company and such Subsidiary, taken as a whole. Schedule 4.06 contains a complete and accurate list for each Subsidiary, listing jurisdiction of incorporation and every other jurisdiction in which such subsidiary is qualified to do business. No Subsidiary is in violation of any of the provisions of its articles or certificates of incorporation or bylaws. Schedule 4.06 sets forth for each Subsidiary its name, jurisdiction of incorporation or other organization and all jurisdictions in which it is authorized to do business.

     (b) All of the outstanding shares of capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the "Company Subsidiary Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

     Section 4.07. Financial Statements. The audited balance sheets as of September 30, 1998, 1999 and 2000 and related audited statements of income and cash flows for each of the years ended September 30, 1998, 1999 and 2000 and unaudited consolidated interim financial statements for the seven months ended April 30, 2001 (subject to normal reconciling adjustments) of the Company provided to Parent and attached hereto as Schedule 4.07 fairly present, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject only to normal year-end adjustments and an absence of footnotes in the case of any unaudited interim financial statements). Such financial statements include all adjustments that are necessary for a fair presentation of the consolidated financial position and results of operations of the Company and its Subsidiaries as of the dates thereof and for the periods covered thereby.

     Section 4.08. Absence of Certain Changes. Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

     (a) any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

     (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its

Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

     (c) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

     (d) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money;

     (e) any creation or other incurrence by the Company or any of its Subsidiaries of any Lien on any asset;

     (f) any making of any loan, advance or capital contributions to or investment in any Person, except for reasonable advances to employees and consultants for travel and business expenses in the ordinary course of business consistent with past practices;

     (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

     (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case, material to the Company and its Subsidiaries, taken as a whole, other than those contemplated by this Agreement and end-user license agreements or maintenance agreements with customers in the ordinary course of business consistent with past practices and having annual payments to the Company and its Subsidiaries not in excess of $50,000;

     (i) any change in any method of accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP;

     (j) any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) any entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries, or (v) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries;

     (k) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement at the Company Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

     (l) any Tax election made or changed, any annual tax accounting period changed, any method of tax accounting adopted or changed, any amended Tax Returns or claims for Tax refunds filed, any closing agreement entered into, any Tax claim, audit or assessment settled, or any right to claim a Tax refund, offset or other reduction in Tax liability surrendered; or

     (m)  any agreement or commitment to do any of the foregoing.

     Section 4.09. No Undisclosed Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

     (a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto, and

     (b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     Section 4.10. Compliance with Laws and Court Orders. The business of the Company and each of its Subsidiaries is and has been conducted in compliance with, and to the Knowledge of the Company is not under investigation with respect to, and has not been threatened to be charged with or given notice of any violation of, any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree.

     Section 4.11. Material Contracts. (a) Other than contracts or agreements that were fully executed prior to October 1, 2000, neither the Company nor any of its Subsidiaries is a party to or bound by:

          (i) any lease or sublease (whether of real or personal property) providing for annual rentals of $15,000 or more;

          (ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by the Company or its Subsidiaries of $15,000 or more or (B) aggregate payments by the Company or its Subsidiaries of $25,000 or more;

          (iii) any sales, distribution or other similar agreement providing for the sale or license by the Company or its Subsidiaries of materials, supplies, goods, services, equipment or other assets or license that provides for either (A) annual payments to the Company or its Subsidiaries of $50,000 or more or (B) aggregate payments to the Company and the Subsidiaries of $75,000 or more;

          (iv) any partnership, joint venture or other similar agreement or arrangement;

          (v) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

          (vi) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $10,000 and which may be prepaid on not more than 30 days notice without the payment of any penalty;

          (vii) except for end-user licenses granted to customers by the Company or its Subsidiaries in the ordinary course of business consistent with past practices, any option (other than employee stock options), license, franchise or similar agreement;

          (viii) any agency, dealer, sales representative, marketing, distribution or other similar agreement;

          (ix) any agreement that limits the freedom of the Company or any Subsidiary to compete in any line of business or with any Person or in any area or which could reasonably be expected to so limit the freedom of the Company or any Subsidiary after the Closing Date;

          (x) any agreement with any Affiliate of the Company (or any Subsidiary), with any director or officer of the Company or any of its Subsidiaries, or with any "associate" or any member of the "immediate family" (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such director or officer; or

          (xi) any employment agreement, or any agreement with severance, change in control or similar arrangements that will result in any obligation (absolute or contingent) of the Company or any Subsidiary to make any payment as a result of the consummation of the Merger, termination of employment or both; or

          (xii) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company and its Subsidiaries, taken as a whole, including without limitation, any agreement involving annual payments by any customer to the Company and its Subsidiaries in excess of $500,000.

     (b) Each agreement, contract, plan, lease, arrangement or commitment disclosed in any Schedule to this Agreement or required to be disclosed pursuant to this Section is a valid and binding agreement of the Company or its Subsidiaries, as the case may be, and is in full force and effect with respect to the Company or any Subsidiary of the Company and, to the Knowledge of the Company, any other party thereto, and none of the Company, any Subsidiary of the Company or, to the Knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, and, to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, could reasonably be expected to constitute any event of default thereunder. True and complete copies of each such agreement, contract, plan, lease, arrangement or commitment have been delivered to Parent.

     (c) The Company and each Subsidiary have fulfilled all material obligations required pursuant to each Material Contract to have been performed by the Company prior to the date hereof, and to the Knowledge of the Company, without giving effect to the Merger, the Company will be able to fulfill, when due, all of its obligations under the Material Contracts that remain to be performed after the date hereof.

     Section 4.12. Litigation. There is no action, suit, investigation or proceeding pending against, or, to the Knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries, or, to the Knowledge of the Company pending or threatened against or affecting any present or former officer, director or employee of the Company or any of its Subsidiaries or any other Person for whom the Company or any of such Subsidiary could reasonably be expected to be liable or any of their respective properties or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby before any court or arbitrator or before or by any governmental body, agency or official, domestic, foreign or supranational.

     Section 4.13. Finders' Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

     Section 4.14. Taxes. (a) (i) All Tax Returns, statements, reports and forms (including estimated tax or information returns and reports) required to be filed with any Tax Authority with respect to any Pre-Closing Tax Period by or on behalf of the Company or any Subsidiary (collectively, the "Company Returns"), have, to the extent required to be filed on or before the date hereof, been filed when due (including extensions obtained in accordance with applicable law) in accordance with all applicable laws; (ii) as of the time of filing, the Company Returns were accurate and complete in all respects of fact and law; (iii) all Taxes shown as due and payable on the Company Returns that have been filed have been timely paid, or withheld and remitted to the appropriate Tax Authority; (iv) in each applicable jurisdiction, since the date the most recent Company Return was due, (A) no taxes have been paid by Company or by any Subsidiary, other than Taxes (excluding interest, penalties, additions to tax and additional amounts) timely paid in accordance with applicable law and with the Company's prior practice on income earned in the ordinary course of business, and (B) all Taxes permitted to be paid under clause (A) have been timely paid; (v) the charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries set forth on the Company Balance Sheet and Interim Balance Sheet (excluding any provision for deferred income taxes reflecting either differences between the treatment of items for accounting and income tax purposes or carryforwards) are adequate to cover Tax liabilities accruing through, respectively, the Company Balance Sheet Date and the Interim Balance Sheet Date; (vi) all information set forth in the Company Balance Sheet and the Interim Balance Sheet (including the notes thereto) relating to Tax matters is true and complete; (vii) there is no claim, audit, action, suit, proceeding, or investigation now pending or (to the knowledge of the Company) threatened against or with respect to the Company or any Subsidiary in respect of any Tax or Tax Asset (a "Tax Contest"); (viii) no adjustment that could increase the Tax liability, or reduce any Tax Asset, of the Company or any Subsidiary has been made, proposed or (to the knowledge of the Company) threatened by a Tax Authority during any Tax Contest relating to a Pre-Closing Tax Period which could reasonably be expected to be made, proposed or threatened in a Tax Contest relating to any subsequent Pre-Closing Tax Period or a Post-Closing Tax Period; (ix) there are no requests for rulings or determinations in respect of any Tax or Tax Asset pending between the Company or any Subsidiary and any Tax Authority; (x) neither the Company nor any Subsidiary has received a Tax opinion with respect to any transaction relating to the Company or any Subsidiary; and (xi) neither the Company nor any Subsidiary is or has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent prior to the date hereof, and neither the Company nor any Subsidiary is or has been a party to any tax sharing agreement or to any other agreement or arrangement referred to in clause (ii) or
(iii) of the definition of "Tax".

     (b) Schedule 4.14(b) contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is currently paid by the Company or any Subsidiary and all jurisdictions to which the Company presently anticipates paying Tax for the current Tax year.

     (c)  Tax Definitions.

          (i) "Post-Closing Tax Period" means any Tax period beginning after the Closing; and, with respect to a Tax period that begins on or before the Closing and ends thereafter, the portion of such Tax period beginning after the Closing.

          (ii) "Pre-Closing Tax Period" means any Tax period ending on or before the Closing; and, with respect to a Tax period that begins on or before the Closing and ends thereafter, the portion of such Tax period ending on the Closing.

          (iii) "Tax" means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a "Tax Authority") responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Tax Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement).

          (iv) "Tax Asset" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

          (v) "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any Tax Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

     Section 4.15. Employee Benefit Plans. (a) Schedule 4.15(a) contains a correct and complete list identifying each "employee benefit plan", as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any material liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the "Employee Plans".

     (b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.

     (c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a "Multiemployer Plan").

     (d) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter, as applicable, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination or opinion letter should be revoked or not be issued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination or opinion letters with respect to each such Employee Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan. No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000
of the Code.

     (e) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee, former employee or independent contractor of the Company or any of its Subsidiaries to severance pay, bonus, retirement, job security or similar benefit or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan or any other employment or benefit arrangement. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

     (f) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

     (g) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which could increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended September 30, 2000.

     (h) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization.

     (i) All contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Company Balance Sheet.

     (j) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving, any Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official.

     Section 4.16. Properties. (a) The Company and its Subsidiaries have good and marketable, indefeasible, fee simple title to, or in the case of leased property and assets have valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except for properties and assets sold since the Company Balance Sheet Date in the ordinary course of business consistent with past practices. None of such property or assets is subject to any Lien, except:

          (i)    Liens disclosed on the Company Balance Sheet;

          (ii) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Company Balance Sheet); or

          (iii) Such imperfections of title and encumbrances, if any, which do not materially detract from the value or interfere with the use of the property subject thereto or affected thereby.

     (b) There are no developments affecting any such property or assets pending or, to the Knowledge of the Company threatened, which could reasonably be expected to materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of any such property or assets.

     (c) All leases of such real property and personal property are in good standing and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, reorganization, arrangement, moratorium and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and there does not exist under any such lease any default or any event which with notice or lapse of time or both could reasonably be expected to constitute a default.

     (d) The plants, buildings, structures and equipment owned by the Company or any of its Subsidiaries have no material defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are adequate and suitable for their present uses and, in the case of plants, buildings and other structures (including, without limitation, the roofs thereof), are structurally sound.

     (e) The plants, buildings and structures owned by the Company or any of its Subsidiaries currently have access to (i) public roads or valid easements over private streets or private property for such ingress to and egress from all such plants, buildings and structures and (ii) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, in each case as is necessary for the conduct of the businesses of the Company or any of its Subsidiaries as heretofore conducted and as presently planned to be conducted by Parent. None of the structures on any such owned or leased real property encroaches upon real property of another Person, and no structure of any other Person substantially encroaches upon any of such owned or leased real property.

     (f) Such real property, and its continued use, occupancy and operation as currently used, occupied and operated, does not constitute a nonconforming use under all applicable building, zoning, subdivision and other land use and similar laws, regulations and ordinances.

     (g) The property and assets owned or leased by the Company or any Subsidiary, or which they otherwise have the right to use, constitute all of the property and assets used or held for use in connection with the businesses of the Company or any Subsidiary and are adequate to conduct such businesses as currently conducted.

     Section 4.17. Products. Each of the products produced, sold or licensed by the Company or its Subsidiaries are, and at all times up to and including the sale thereof have been, (i) in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations and (ii) fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made on the container or label for such product or in connection with its sale.

     Section 4.18. Intellectual Property. (a) Schedule 4.18(a) contains a true and complete list of each of the registrations, applications and other material Intellectual Property Rights included in the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights (excluding software that may be purchased over-the-counter for less than $5,000), specifying as to each such Intellectual Property Right, as applicable, (i) the nature of such Intellectual Property Right, (ii) the owner of such Intellectual Property Right, (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed, (iv) the registration or application numbers thereof, (v) the termination or expiration dates thereof and (vi) all agreements related to such Intellectual Property Right (other than end user licenses entered into in the ordinary course of the business of the Company or its Subsidiaries that contain substantially the terms set forth in Schedule 4.18(a)(vi)), including (A) the date of any license or agreement, (B) the identity of all parties thereto, (C) a description of the nature and subject matter thereof, and (D) the term thereof.

     (b) The Licensed Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all of the Intellectual Property Rights necessary to, or used or held for use in, the conduct the business of the Company and its Subsidiaries as currently conducted and as proposed by the Company or any of its Subsidiaries to be conducted to the extent such proposal has been disclosed to Parent prior to the Effective Date. There exist no restrictions on the disclosure, use or transfer of the Owned Intellectual Property Rights. The consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any Owned Intellectual Property Rights or Licensed Intellectual Property Rights.

     (c) Neither the Company nor any of its Subsidiaries have given an indemnity in connection with any Intellectual Property Right to any Person.

     (d) None of the Company and its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Right of any Third Party. There is no claim, action, suit, investigation or proceeding pending against, or, to the Knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries (i) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any of its Subsidiaries in any of the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights, (ii) alleging that the use by the Company and its Subsidiaries of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights or any services provided, processes used or products manufactured, used, imported or sold by the Company or any of its Subsidiaries do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any Third Party or (iii) alleging that the Company or any of its Subsidiaries have infringed, misappropriated or otherwise violated any Intellectual Property Right of any Third Party.

     (e) None of the Owned Intellectual Property Rights and Licensed Intellectual Property Rights material to the operation of the business of the Company and its Subsidiaries has been adjudged invalid or unenforceable in whole or part, and, to the Knowledge of the Company, all such Owned Intellectual Property Rights and Licensed Intellectual Property Rights are valid and enforceable.

     (f) The Company and its Subsidiaries hold all right, title and interest in and to all Owned Intellectual Property Rights and all of the Company's and its Subsidiaries' rights to use the Licensed Intellectual Property Rights, free and clear of any Lien. In each case where a patent or patent application, trademark registration or trademark application, service mark registration or service mark application, or copyright registration or copyright application included in the Owned Intellectual Property is held by assignment, the assignment has been duly recorded with the governmental authority from which the patent or registration issued or before which the application or application for registration is pending.

The Company and its Subsidiaries have taken all actions necessary to maintain and protect the Owned Intellectual Property Rights and their rights in the Licensed Intellectual Property Rights, including payment of applicable maintenance fees and filing of applicable statements of use.

     (g) To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right or Licensed Intellectual Property Right. The Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all of the Company's trade secrets included in the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights. None of the Intellectual Property Rights of the Company or any of its Subsidiaries that are material to the business or operation of the Company or any of its Subsidiaries and the value of which to the Company or any of its Subsidiaries is contingent upon maintaining the confidentiality thereof, has been disclosed other than to employees, representatives and agents of the Company or any of its Subsidiaries all of whom are bound by written confidentiality agreements substantially in the form previously disclosed to Parent.

     (h) The Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to preserve and maintain reasonably complete (i) notes and records relating to the Owned Intellectual Property Rights and (ii) evidence of Company's and its Subsidiaries' rights in the Licensed Intellectual Property Rights.

     (i) With respect to pending applications and applications for registration of the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights that are material to the business or operation of the Company or any of its Subsidiaries, the Company is not aware of any reason that could reasonably be expected to prevent any such application or application for registration from being granted with coverage substantially equivalent to the latest amended version of the pending application or application for registration. None of the trademarks, service marks, applications for trademarks and applications for service marks included in the Owned Intellectual Property Rights that are material to the business or operation of the Company or any of its Subsidiaries have been the subject of an opposition or cancellation procedure. None of the patents and patent applications included in the Owned Intellectual Property Rights that are material to the business or operation of the Company or any Subsidiary have been the subject of an interference, protest, public use proceeding or Third Party reexamination request.

     (j) All products sold or licensed by the Company, any Subsidiary or any licensee of the Company or any Subsidiary and covered by a patent, trademark or copyright included in the Owned Intellectual Property Rights have been marked with the notice (applicable as of the date hereof) of all nations requiring such notice in order to collect damages.

     (k) All directors, officers, employees and contractors of the Company have entered into Proprietary Rights, Confidentiality and Non-Competition Agreements with the Company in a form substantially similar to that provided to Parent.

     Section 4.19. Insurance Coverage. Schedule 4.19 contains a complete and accurate list of, and the Company has furnished to Parent true and complete copies of, all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company and its Subsidiaries. There is no claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and the Company and its Subsidiaries have otherwise complied fully with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since 1996 and remain in full force and effect. The Company does not know of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. The Company and its Subsidiaries shall after the Closing continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing.

     Section 4.20. Licenses and Permits. Schedule 4.20 correctly describes each material license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries (the "Permits") together with the name of the government agency or entity issuing such Permit. The Permits are valid and in full force and effect. Neither the Company nor any Subsidiary is in default under, and no condition exists that with notice or lapse of time or both could constitute a default under, the Permits. None of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby. The Company and each Subsidiary have made all filings with governmental entities and have received all permits, registrations, licenses, franchises, certifications and other approvals necessary to conduct and operate its business as currently conducted or operated by it and to permit the Company to own or use its assets in the manner in which such assets are currently owned or used.

     Section 4.21. Receivables. All accounts, notes receivable and other receivables (other than receivables collected since the Company Balance Sheet Date or Interim Balance Sheet Date) reflected on the Company Balance Sheet and Interim Balance Sheet are, and all accounts and notes receivable arising from or otherwise relating to the business of the Company and its Subsidiaries as of the Closing Date will be, valid and genuine. All accounts, notes receivable and other receivables arising out of or relating to the business of the Company and its Subsidiaries as of the Company Balance Sheet

Date or Interim Balance Sheet Date have been included in the Company Balance Sheet and Interim Balance Sheet and all reserves for doubtful accounts reflected thereon were taken in accordance with GAAP applied on a consistent basis.

     Section 4.22. Representations Complete. Neither any of the representations or warranties made by the Company in this Agreement, nor any statements made in any, exhibit, schedule or certificate furnished by the Company pursuant to this Agreement contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

     Section 4.23. Employees. The Company has previously provided to Parent a schedule setting forth a true and complete list of the names, titles, annual salaries and other compensation of all officers of the Company and its Subsidiaries and all other employees of the Company and its Subsidiaries. The Company has no Knowledge that any of such employees or any other key employee of the Company and its Subsidiaries intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date.

     Section 4.24. Labor Matters. The Company and its Subsidiaries are in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. There is no unfair labor practice complaint pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary before the National Labor Relations Board.

     Section 4.25. Environmental Matters. (a) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

          (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the Knowledge of the Company, is threatened by any governmental entity or other Person relating to or arising out of any Environmental Law;

          (ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits; and

          (iii) there are no liabilities of or relating to the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law, and to the Knowledge of the Company there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

     (b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has Knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been delivered to Parent at least five days prior to the date hereof.

     (c) Neither the Company nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

     (d) For purposes of this Section 4.25, the terms "Company" and "Subsidiaries" shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

     Section 4.26.  Certain Interests.

     (a) To the Knowledge of the Company, none of the Shareholders of the Company or their Subsidiaries or any officer or director of the Company and no spouse of any such Person:

             (i) Has been an officer, director or shareholder of any significant supplier or customer of the Company, or of any company which holds, directly or indirectly, 50% or more of the outstanding shares of any such supplier or customer, provided, however, that the ownership of securities representing not more than 5% of the outstanding voting power of any supplier or customer, and which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a "shareholder" as long as the person owning such securities has no other connection or relationship with such supplier or customer;

             (ii) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which the Company uses or has used in the conduct of its business or otherwise (except for any such ownership or interest resulting from the ownership of securities in a public company); or

             (iii)  has outstanding any indebtedness to the Company.

     (b) Except for the payment of employee compensation in the ordinary course of business, the Company does not have any liability or any other obligation of any nature whatsoever to any shareholder of the Company or any affiliate thereof or to any officer or director of the Company or, to the Knowledge of the Company, to any immediate relative or spouse (or immediate relative of such spouse) of any such officer or director.

     (c) There have been no transactions between the Company and any Affiliate since the Company Balance Sheet Date. There are no agreements or understandings now in effect between the Company and any Affiliate. The Company Disclosure Schedule (x) states the amounts due from the Company to any Affiliate and the amounts due from any Affiliate to the Company, (y) describes the transactions out of which such amounts arose and (z) describes any interest of any Affiliate in any supplier or customer of, or any other entity that has had business dealings with the Company since the Company Balance Sheet Date. After the Closing, there will be no obligations or other liabilities, including inter-company obligations, between the Company, on the one hand, and any Affiliate, on the other hand.

     Section 4.27. Customers; Suppliers. (a) Schedule 4.27 sets forth the names of the ten most significant customers (by dollar amount of sales) of the Company and its Subsidiaries for the year ended September 30, 2000, and the period from October 1, 2000 through April 30, 2001, and the dollar amount of sales for each such customer during such periods. The Company has received no notice and has no Knowledge that any such significant customer of the Company has ceased, or will cease, to purchase the products of the Company, or has substantially reduced, or intends to substantially reduce, the purchase of such products from the Company.

     Section 4.28. Books And Records. The books of account and other financial records of the Company have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Company contain records of all corporate action taken by the shareholders, the Board of Directors and any committees of the Board of Directors of the Company. At the Closing, all of those books and records will be in the possession of the Company. The Company has previously disclosed all of these books, records and accounts to Parent.

     Section 4.29. State Takeover Statutes. The Board of Directors of the Company has taken all action necessary to ensure that any restrictions on business combinations contained in the California Law will not apply to the Merger and the other transactions contemplated by this Agreement. To the Knowledge of the Company, no other state takeover statute is applicable to the Merger or the other transactions contemplated by this Agreement.

                                   ARTICLE 5
                   Representations and Warranties of Parent

     Parent represents and warrants to the Company that:

     Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on Parent. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

     Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the Escrow Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby and thereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement and the Escrow Agreement constitute valid and binding agreements of each of Parent and Merger Subsidiary enforceable against Parent and Merger Subsidiary in accordance with their terms.

     Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of California and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities or takeover laws, whether state or foreign, and
(iv) any actions or filings the absence of which could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

     Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or the articles of incorporation or bylaws of Merger Subsidiary, and (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with, or result in any violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree, except for such contraventions, conflicts and violations that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

     Section 5.05. Finders' Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

     Section 5.06. Financing. Parent has, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to complete the transactions contemplated by this Agreement and to pay all related fees and expenses pursuant to the Merger. Parent does not need to obtain the consent of any Third Party to fulfill its obligations hereunder with respect to payment of the Merger Consideration.

                                   ARTICLE 6
                           Covenants of the Company

     The Company agrees that:

     Section 6.01. Conduct of the Company. Except as contemplated by this Agreement, or with the prior written consent of Parent, from the date hereof until the Effective Time, the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable efforts to preserve intact their business organizations and relationships with third parties, maintain the properties in good operating condition, and keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as contemplated by this Agreement, or with the prior written consent to Parent, the Company will not and will not permit any of its Subsidiaries to:

     (a) adopt or propose any change to its articles of incorporation or bylaws;

     (b) except for the issuance of Shares upon the exercise of Company Stock Options in accordance with their terms or the conversion of its currently outstanding Preferred Stock, issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of,
(i) any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or its Subsidiaries, or (ii) any material assets of the Company or any Subsidiary;

     (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

     (d) reclassify, combine, split, subdivide or redeem, purchase, repurchase or otherwise acquire, directly or indirectly, any of its capital stock;

     (e)  (i)   acquire (including, without limitation, by merger,
consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets;

          (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except for indebtedness incurred in the ordinary course of business and consistent with past practice;

          (iii) enter into any contract or agreement material to the business, results of operations or financial condition of the Company or its Subsidiaries taken as a whole other than in the ordinary course of business, consistent with past practice;

          (iv) authorize or enter into any agreements or commitments with respect to any capital expenditure;

          (v) hire, employ, contract or enter into any agreement with any new employees or independent contractors;

          (vi) shorten or lengthen the customary payment terms or other terms of any contracts with customers; or

          (vii) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this
     Section 6.01(e).

     (f) increase the compensation payable or to become payable to its officers or employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiary (except that Parent shall not unreasonably withhold its consent with respect to the hiring of new employees and the Company entering into employment agreements or arrangements with such new employees in the ordinary course of business consistent with past practice), or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee other than in the ordinary course of business consistent with past practice;

     (g) enter into any licensing, distribution, sponsorship, advertising, merchant program or other similar contracts, agreements, or obligations, other than end-user license and maintenance contracts and agreements with customers in the ordinary course of business consistent with past practice;

     (h) take any action to cause, or fail to take any material action to prevent, the accelerated vesting and exercisability of the Company Stock Options except as provided herein, by the terms of such Company Stock Options or the employment agreement or arrangements of the employee;

     (i) take any action, other than actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures except for any such action required by a concurrent change in GAAP;

     (j)  merge or consolidate with any other Person;

     (k) sell, lease, license or otherwise dispose of any material subsidiary or material amount of assets, securities or property except pursuant to existing contracts or commitments which have been disclosed to Parent;

     (l) enter into any lease, contract or agreement with regard to real property;

     (m)  agree or commit to do any of the foregoing.

     Section 6.02. Shareholder Approval. The Company shall submit this Agreement and the Merger to its shareholders as soon as reasonably practicable for approval and adoption. Unless California Law does not require such a vote for consummation of the Merger, the Company shall seek the affirmative vote of the holders of (i) a majority of the outstanding Shares, (ii) a majority of the outstanding Company Common Stock, and (iii) a majority of the outstanding Preferred Stock. The Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company's shareholders. In connection with such meeting or action by written consent, the Company will (b) use its reasonable efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby and (c) otherwise comply with all applicable legal requirements.

     Section 6.03. Access to Information. From the date hereof until the Effective Time and subject to applicable law and the Mutual Nondisclosure Agreement dated as of May 1, 2001 between the Company and Parent (the "Confidentiality Agreement"), the Company shall (i) give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books, work papers, assets, contracts and records of the

Company and the Subsidiaries (including access to perform physical examinations, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii)instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or Knowledge obtained by Parent in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

     Section 6.04. No Solicitation. Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize, and the Company and its Subsidiaries shall use reasonable efforts to prevent, any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or take any action which has as one of its purposes or Known consequences to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is Known or believed by the Company to be seeking to make, or has made, an Acquisition Proposal, or (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries. The Company shall notify Parent promptly if any such proposal or offer, or any inquiry or other contract with any Person with respect thereto is made and shall in any such notice to Parent indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contract.

     Section 6.05. Tax Matters. (a) Without the prior written consent of Parent, none of the Company, any Subsidiary nor any Affiliate shall, to the extent it may affect or relate to the Company or any Subsidiary, make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability or reducing any Tax Asset of the Company, any Subsidiary, Parent or any Affiliate of Parent.

     (b) Promptly following the date hereof, the Company and its advisors will consult with Parent and its advisors regarding the methods of accounting that the Company and its Subsidiaries currently are permitted to use for income and franchise Tax purposes, and regarding changes in such accounting methods that could be made by (or permission to make which changes could be sought from applicable Tax Authorities by) the Company and its Subsidiaries. Upon being instructed by Parent, the Company and its Subsidiaries will (unless the Company reasonably determines that following Parent's instructions prior to Closing would have material adverse consequences for the Company or any of its Subsidiaries in the event the Merger does not occur, which consequences could reasonably be avoided if such instructions were not followed) promptly (i) make (or seek permission to make) such changes in their methods of accounting for income or franchise Tax purposes as Parent determines to be appropriate and (ii) to make such payments of income and franchise Taxes (including interest and penalties, and also including estimated Taxes) to applicable Tax Authorities as Parent determines to be necessary for the Company and its Subsidiaries to satisfy fully their liability for such Taxes with respect to their income as computed in accordance with methods of accounting that are currently available to the Company and its Subsidiaries under applicable law. The Company and its Subsidiaries will not make (or request permission to make) any changes in their methods of accounting for income or franchise Tax purposes, and not to make any payments of income or franchise Taxes, except in accordance with the preceding sentence.

     (c) Subject to Section 6.05(b), from the date hereof through the Closing, the Company and its Subsidiaries will not make any payment of, or in respect of, any Tax to any person or any Tax Authority, except to the extent such payment is in respect of a Tax that is due or payable under applicable law as applied in a manner consistent with past practice of the Company.

     (d) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (including any real property transfer tax and any similar Tax) shall be paid when due by the party liable for such amounts under applicable law, and such party will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, provided that any such taxes or fees for which both one or more shareholders of the Company, and either the Company or Parent, are liable shall be borne 50% by Parent and 50% by such shareholders and such shareholders shall file all necessary related Tax Returns and documentation (it being understood that Shareholders will pay such Transfer Tax to the applicable Tax Authority in the first instance and Parent shall promptly reimburse such shareholder upon receipt of evidence satisfactory to it that such Transfer Tax has been paid).

     (e) The Company will timely file a notice with the Internal Revenue Service with respect to the certification described in Section 9.02(g) which notice shall comply with the requirements of Treasury Regulations Section 1.897-2(h).

     Section 6.06. 401(k). The Company shall terminate, effective as of the day immediately preceding the Effective Time, any and all 401(k) plans sponsored or maintained by the Company unless Parent provides written notice to the Company prior to the Effective Time that any such 401(k) plan shall not be terminated. Parent shall receive from the Company evidence that the Company's plan(s) and / or program(s) have been terminated pursuant to resolutions of the Company's Board of Directors (the form and substance of such resolutions shall be subject to review and approval of Parent), effective as of the day immediately preceding the Effective Time. The Company's employees shall be eligible to participate in a 401(k) plan sponsored by Parent as soon as practicable following the Effective Time which is expected to be no later than the first day of the next commencing month immediately after the Effective Time.

     Section 6.07. Notices of Certain Events. The Company shall promptly notify Parent of:

     (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

     (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

     (c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, could have been required to have been disclosed pursuant to
Section 4.12, Section 4.14, Section 4.15, Section 4.18, Section 4.24 or Section 4.25, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE 7
                              Covenants of Parent

     Parent agrees that:

     Section 7.01. Obligations Of Merger Subsidiary. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

     Section 7.02. Benefits; Prior Service. From and after the Effective Time, the Company's employees shall be provided with employee benefits that are substantially similar to those provided to employees of Parent who are similarly situated. Parent shall cause employees of the Company and its subsidiaries to be credited with service with the Company and each of its subsidiaries for purposes of eligibility and vesting under each employee benefit plan maintained by Parent or its subsidiaries after the Effective Time to the extent of their service with the Company. Parent shall waive any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans to be waived with respect to such Company Participants and their eligible dependents and shall provide them with credit for any co-payments, deductibles, and offsets (or similar payments) prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any employee benefit plans of Parent in which they are eligible to participate after the Effective Time.

     Section 7.03.  Indemnification.

     (a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company (or any predecessor corporation) pursuant to (i) each indemnification agreement between Company and its directors or officers in effect immediately prior to the Effective Time (the "Indemnified Parties") and (ii) any indemnification provision under the Company's articles of incorporation and bylaws as in effect on the date hereof. The articles of incorporation and bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Company's articles of incorporation and bylaws as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Party or of individuals who, immediately prior to the Effective Time, were employees or agents of Company, unless such modification is required by law.

     (b) In the event Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers a material amount of its properties and assets to any person in a single transaction or a series of transactions, then, and in each such case, Parent will either guarantee or otherwise remain liable for the indemnification obligations referred to in this
Section 7.03 or will make or cause to be made proper provision so that the successors and assigns of Company or the Surviving Corporation, as the case may be, assume the indemnification obligations described herein for the benefit of the Indemnified Parties.

     (c) The provisions of this Section 7.03 shall survive consummation of the Merger and are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnified Party may have by contract or otherwise.

                                   ARTICLE 8
                      Covenants of Parent and the Company

     The parties hereto agree that:

     Section 8.01. Reasonable Efforts. Subject to the terms and conditions of this Agreement, Company and Parent will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, if required, each of Parent and Company agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

     Section 8.02. Certain Filings. The Company and Parent shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

     Section 8.03. Public Announcements. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

     Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     Section 8.05. Notifications. From the date hereof through the Effective Date, the Company will promptly notify Parent in writing if the Company becomes aware of any fact or condition that could reasonably be expected to cause any of Parent's conditions to the Merger not to be satisfied or which constitutes a breach of any of the representations and warranties or covenants of the Company.

                                   ARTICLE 9
                           Conditions to the Merger

     Section 9.01. Conditions to Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

     (a) if required by California Law, this Agreement shall have been approved and adopted by (i) the holders of a majority of the Shares, (ii) the holders of a majority of the Company Common Stock, and (iii) the holders of a majority of the Preferred Stock, in accordance with such Law;

     (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree issued by any court or governmental body having competent jurisdiction shall prohibit the consummation of the Merger; and

     (c) any applicable waiting period under the HSR Act relating to the transaction contemplated hereby shall have expired or been terminated.

     Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

     (a) The representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, which shall be true and correct in all material respects as of such date (provided, however,
                                                              --------  -------
that if any portion of any representation or warranty is already qualified by materiality or Material Advance Effect, for purposes of determining whether this
Section 9.02(a) has been satisfied with respect to such portion of such representation or warranty as so qualified must be true and correct in all respects), and the covenants and agreements contained in this Agreement to be complied with by the Company on or before the Closing Date shall have been complied with in all material respects, and Parent shall have received a certificate signed by the Chief Executive Officer of the Company to such effect.

     (b) No claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any United States, federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body (each, a "Governmental Authority") shall have been threatened by, or commenced before, any Governmental Authority against either the Company or Parent, seeking to restrain or materially and adversely alter the transactions contemplated hereby which is reasonably likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement or which could reasonably be expected to have a Material Adverse Effect on the Company or Parent.

     (c) There shall not be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Merger by any court, government or governmental authority or agency, domestic or foreign, other than the application of the waiting period provisions of the HSR Act to the Merger, that, in the reasonable judgment of Parent could, directly or indirectly, result in any of the consequences referred to in Section 9.02(b) above.

     (d) Parent shall have received an opinion of Wilson Sonsini Goodrich & Rosati, counsel to the Company, dated the Closing Date in substantially the form attached hereto as Exhibit E. In rendering such opinion, such counsel may rely upon certificates of public officers, as to matters governed by the laws of jurisdictions other than California or the Federal laws of the United States of America, upon opinions of counsel reasonably satisfactory to Parent, and, as to matters of fact, upon certificates of officers of the Company or any of its Subsidiaries, copies of which opinions and certificates shall be contemporaneously delivered to Parent.

     (e) The Company shall have received all consents, authorizations or approvals from the governmental agencies referred to in Section 4.03, in each case in form and substance reasonably satisfactory to Parent, and no such consent, authorization or approval shall have been revoked.

     (f) Parent shall have received certified articles of incorporation and bylaws, and good standing certificates in respect of the Company and its Subsidiaries and certified board resolutions in respect of the transactions contemplated hereby, all in form and substance reasonably satisfactory to Parent.

     (g) The Company shall have delivered a certification pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c), signed by the Company and dated not more than 15 days prior to the Closing Date to the effect that the Company is not nor has it been within 5 years of the date of the certification a "United States real property holding corporation" as defined in
Section 897 of the Code.

     (h) Each of Donna Auguste, John Meier, Jacqueline Anderson, Christopher Anderson and Peter Welter shall have entered into non-compete and non-solicitation agreements with Parent and such agreements shall be in full force and effect.

            (i) The Company shall have terminated its consulting agreement with Stephen James.

            (ii) All UCC filings against the Company shall have been terminated.

     Section 9.03. Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following further conditions:

     (a) The representations and warranties of Parent contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made as of the Closing Date other than such representations and warranties as are made as of other date, which shall be true and correct in all material respects as of such date (provided, however, that if
                                                      --------  -------
any portion of any representation or warranty is already qualified by materiality or Material Adverse Effect for purposes of determining whether
Section 9.02(a) has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects), and the covenants and agreements contained in this Agreement to be complied with by Parent on or before the Closing Date shall have been complied with in all material respects, and the Company shall have received a certificate signed by a duly authorized officer of Parent to such effect.

     (b) No claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority shall have been threatened by, or commenced before, any Governmental Authority against either the Company or Parent, seeking to restrain or materially and adversely alter the transactions contemplated hereby which is reasonably likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement or which could reasonably be expected to have a Material Adverse Effect on the Company.

     (c) The Company shall have received an opinion of Davis Polk & Wardwell, counsel to Parent, dated the Closing Date, in substantially the form attached hereto as Exhibit F. In rendering such opinion, such counsel may rely upon certificates of public officers as to matters governed by the laws of jurisdictions other than California or the Federal laws of the United States of

America, upon opinions of counsel reasonably satisfactory to Parent, and, as to matters of fact, upon certificates of officers of the Company or any of its Subsidiaries, copies of which opinions and certificates shall be contemporaneously delivered to Parent.

                                  ARTICLE 10
                                  Termination

     Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

     (a)  by mutual written agreement of the Company and Parent;

     (b) by either the Company or Parent, if there shall be any law or regulation that makes acceptance for payment of, and payment for, the Shares pursuant to the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining Merger Subsidiary, Company or Parent from consummating the Merger and such judgment, injunction, order or decree shall have become final and nonappealable;

     (c) by either party if the Closing has not occurred by 5:00 P.M., California time, on June 4, 2001, or such later date as the Company and Parent may agree; and

     (d)  provided, however, that the right to terminate this Agreement under
Section 10.01(c) shall not be available to any party whose action or failure to act was a principal cause of, or resulted in the failure of, this Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement.

     The party desiring to terminate this Agreement pursuant to this Section
10.01 shall give notice of such termination to the other party.

     Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect with no liability on the part of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto, provided that, if such termination shall result from the willful failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of Section 8.03 and
Section 11.05 shall survive any termination hereof pursuant to Section 10.01.

                                  ARTICLE 11
                                 Miscellaneous

     Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given or made (and shall deemed to have been duly given or made upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram, telex or courier or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.01):

     if to Parent or Merger Subsidiary, to:

          Susan J. Skaer
          Mercury Interactive Corporation
          1325 Borregas Avenue
          Sunnyvale, California  94089
          Fax: 408-822-5320

          with a copy to:

          Alan F. Denenberg
          Davis Polk & Wardwell
          1600 El Camino Real
          Menlo Park, California 94025
          Fax: 650-752-2111

          if to the Company, to:

          Donna M. Auguste
          Freshwater Software
          5603 Arapahoe
          Boulder, Colorado 80303
          Fax: 303-545-0312

          with a copy to:

          Mark L. Reinstra/Steven L. Camahort
          Wilson Sonsini Goodrich & Rosati
          650 Page Mill Road
          Palo Alto, California 94304
          Fax: 650-493-6811

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

     Section 11.02. Survival of Representations and Warranties; Indemnification.
(a) The covenants and the representations and warranties contained in this Agreement, shall survive the Effective Time until the first anniversary of the Effective Time. Neither the period of survival nor the liability of a party hereto with respect to such party's representations and warranties shall be reduced by any investigation made at any time by or on behalf of another party hereto. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by a party hereto to another party hereto (which notice shall indicate with reasonable specificity the amount and nature of the claim and the representation on which it is based), then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved.

     (b) After the Effective Time, Parent and its affiliates (including, after the Effective Time, the Surviving Corporation and its Subsidiaries), officers, directors, employees, agents, successors and assigns (collectively, the "Parent Indemnified Parties") shall be indemnified and held harmless by the Company solely out of the Escrow Amount for any and all liabilities (including, without limitation, Taxes due under applicable law but not yet paid by reason of a breach of Section 4.14), losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys' and consultants' fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any such claims) actually suffered or incurred by them (including, without limitation, in connection with any action brought or otherwise initiated by any of them arising out of or resulting from the breach of any representation, warranty or covenant (without giving effect to any qualification as to materiality contained therein in determining the amount of any loss) (hereinafter, a "Loss"), made by the Company in this Agreement. The aggregate amount of Losses for which the Parent Indemnified Parties may receive indemnification pursuant to this Agreement shall not exceed the amount of the Escrow Fund.

     (c) Any Parent Indemnified Party seeking indemnification from another party hereto (the "Indemnifying Party") under this Section 11.02 shall give the Escrow Agent and the Shareholder Representative, notice of any matter which such Parent Indemnified Party has determined has given rise to a right of indemnification under this Agreement, prior to the expiration of the applicable representations and warranties as set forth in this Section 11.02, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the specific provisions of this Agreement in respect of which such right of indemnification is claimed or arises. All fees, expenses and Losses of the Parent Indemnified Party or the Indemnifying Party in connection with any matter for which indemnity may be sought shall be reimbursed from the Escrow Account in accordance with the Escrow Agreement, it being understood that the Shareholder Representative shall be the only person authorized to approve the incurrence of any reimbursable fees and expenses on behalf of shareholders.

     (d) If, in the event that (a) the Shareholder Representative shall not have objected to the amount claimed by the Parent Indemnified Party for indemnification from the Escrow Fund with respect to any Loss in accordance with the procedures set forth herein and in the Escrow Agreement or (b) the Shareholder Representative shall have delivered notice of its disagreement as to the amount of any indemnification requested by the Parent Indemnified Party from the Escrow Fund and either (i) the Shareholder Representative and the Parent Indemnified Party shall have, subsequent to the giving of such notice, mutually agreed that the Parent Indemnified Party is entitled to indemnification from the Escrow Fund for a specified amount and shall have so jointly notified the Escrow Agent or (ii) a final judgment shall have been rendered by the court having jurisdiction over the matters relating to such claim by the Parent Indemnified Party for indemnification from the Escrow Fund, and the Escrow Agent shall have received, in the case of clause (i) above, joint written instructions from the Shareholder Representative and the Parent Indemnified Party or, in the case of clause (ii) above, a copy of the final judgment of the court and written instructions from the Parent Indemnified Party, the Escrow Agent shall deliver to the Parent Indemnified Party funds from the Escrow Fund in respect of any amount determined to be owed to the Parent Indemnified Party under this Section
11.02 in accordance with the Escrow Agreement.

     (e) In all matters relating to this Section 11.02, the Shareholder Representative shall be the only party entitled to assert the rights of the Individual Shareholders, and the Shareholder Representative shall perform all of the obligations of the Individual Shareholders hereunder. Parent shall be entitled to rely on all statements, representations and decisions of the Shareholder Representative.

     (f) Notwithstanding anything else in this Agreement, the Indemnified Parties shall not be entitled to recover under this Section 11.02 with respect to any breach of representations, warranties or covenants, unless the aggregate amount of Losses arising out of all such breaches of representations, warranties and covenants exceeds $500,000, at which time the Indemnified Parties shall be entitled to recover all Losses in excess of $500,000.

     (g) The indemnification provided by this Section 11.02 shall be the sole and exclusive post-Closing remedy available to Parent and Merger Subsidiary for any claim related to this Agreement or the transactions contemplated hereby, except with respect to claims arising out of fraud, or the willful breach of covenants by a party hereto.

     Section 11.03. Defense Of Claims. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a third party, Parent shall give the Shareholder Representative prompt notice of such claim and the Indemnifying Party at its sole cost and expense (the sole source of satisfaction of which shall be the Escrow Account pursuant to the terms of the Escrow Agreement) and with counsel reasonably satisfactory to the Parent Indemnified Party may, upon written notice to the Parent Indemnified Party, assume the defense of any such claim or legal proceeding if (1) the Escrow Account is comprised of sufficient financial resources to defend against such third-party claim and fulfill the Indemnifying Party's highest reasonably likely Losses with respect to such claim or legal proceeding, (2) the third-party claim does not seek an injunction or other equitable relief against or adversely affecting a Parent Indemnified Party, (3) the Indemnifying Party acknowledges in writing its obligation to indemnify the Parent Indemnified Party against any Losses that may result from the third-party claim (subject to the sufficiency of the funds in the Escrow Account), and (4) the Indemnifying Party agrees in writing not to settle such claim or proceeding without the prior written consent of the Parent Indemnified Party, which consent shall not be unreasonably withheld. The Parent Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel at its own expense; provided, however, that if there are one or more legal defenses available to the Parent Indemnified Party that conflict with those available to the Indemnifying Party, or the Indemnifying Party fails to take reasonable steps necessary to defend diligently the claim after receiving notice from the Parent Indemnified Party that it believes that the Indemnifying Party has failed to do so, the Parent Indemnified Party may assume the defense of such claim; and provided, further, that the Parent Indemnified Party may not settle such claim without the prior written consent of the Indemnifying Party, which consent may not be unreasonably withheld. If the Parent Indemnified Party assumes the defense of the claim, the Parent Indemnified Party shall be reimbursed out of the Escrow Account pursuant to the terms of the Escrow Agreement on a monthly basis for reasonable fees and expenses of counsel retained by the Parent Indemnified Party and the Indemnifying Party shall be entitled to participate in (but not control) the defense of such claim, with its counsel at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Parent Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove, by a preponderance of the evidence, that the Parent Indemnified Party did not defend or settle such third-party claim in a reasonable, prudent manner. The parties agree to render, without compensation, to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other, including providing such documents and records as may be pertinent and the time and attention of such personnel as may reasonably be necessary, in order to ensure the proper and adequate defense of any action , suit or proceeding, whether or not subject to indemnification hereunder.

     Section 11.04. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided that, after the adoption of this Agreement by the stockholders of the Company and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the Shares.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 11.05. Expenses. Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     Section 11.06. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

     Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law rules of such state.

     Section 11.08. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the State of California or any California state court, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

     Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR

RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 11.10. Counterparts; Effectiveness; Benefit. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, except with respect to the Indemnified Parties under Section 7.03.

     Section 11.11. Entire Agreement. This Agreement, the Confidentiality Agreement, the Voting Agreement and the Escrow Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

     Section 11.12. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     Section 11.13. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     Section 11.14. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of California or any California state court, in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed by their respective authorized officers as of the day and year first above written.

                                    FRESHWATER SOFTWARE, INC.


                                    By:_________________________________________
                                        Name:  Donna M. Auguste
                                        Title: President and Chief Executive
                                               Officer

                                    MERCURY INTERACTIVE CORPORATION


                                    By:_________________________________________
                                        Name:  Sharlene Abrams
                                        Title: Chief Financial Officer, Vice
                                               President of Finance and
                                               Administration and Assistant
                                               Secretary

                                    AQUA MERGER COMPANY


                                    By:_________________________________________
                                        Name:  Sharlene Abrams
                                        Title: President and Assistant Secretary

                                              EXHIBIT A TO MERGER AGREEMENT

                          FRESHWATER SHAREHOLDER LIST

------------------------------------------------------------------------------------------------------------------------------
Name of Shareholder                  No. of Shares Common    No. of Shares Preferred     Total No. of Shares    % of Escrow
                                         Stock Owned               Stock Owned                  Owned               Fund
------------------------------------------------------------------------------------------------------------------------------
Chris Anderson                                    640,000
------------------------------------------------------------------------------------------------------------------------------
                                                  254,544                                            894,544         5.7577%
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
Jacque Anderson                                   640,000
------------------------------------------------------------------------------------------------------------------------------
                                                  254,544                                            894,544         5.7577%
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
Donna Auguste                                     320,000
------------------------------------------------------------------------------------------------------------------------------
                                                2,783,638                                          3,103,638        19.9763%
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
Blumberg Captial                                  152,800                                            152,800         0.9835%
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
Edward   Buzinky                                    6,000                                              6,000         0.0386%
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
Stephen   James                                    38,107                                             38,107         0.2453%
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
Leave a Little Room Foundation                  1,034,546                                          1,034,546         6.6588%
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
Mayfield Associates Fund III                       50,984                    150,984                 201,968         1.3000%
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
Mayfield VIII                                     968,668                  2,868,668               3,837,336        24.6987%
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
MDV Entrepreneurs Network Fund LP                                             80,000                  80,000         0.5149%
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
John Meier                                        440,000
------------------------------------------------------------------------------------------------------------------------------
                                                1,654,544                                          2,094,544        13.4814%
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
Mohr Davidow Ventures LP                                                   1,920,000               1,920,000        12.3579%
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
Judith  M. O'Brien                                 38,107                                             38,107         0.2453%
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
Michael Segler                                      8,000                                              8,000         0.0515%
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
Silicon Valley Bank                                                           26,640
------------------------------------------------------------------------------------------------------------------------------
                                                                              24,000                  50,640         0.3259%
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
Pete Welter                                       760,000
------------------------------------------------------------------------------------------------------------------------------
                                                  381,820                                          1,141,820         7.3492%
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
WS Investment Company 96B                                                     40,000                  40,000         0.2575%
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
Totals                                         10,426,302                  5,110,292              15,536,594       100.0000%
------                               --------------------          -----------------     -------------------       --------
------------------------------------------------------------------------------------------------------------------------------

                                                   EXHIBIT B TO MERGER AGREEMENT


                               VOTING AGREEMENT

     VOTING AGREEMENT, dated as of May 21, 2001 (this "Agreement"), among Mercury Interactive Corporation, a Delaware corporation ("Mercury"), the shareholders whose names appear on the signature pages of this Agreement (each a "Shareholder" and collectively, the "Shareholders"), and solely for purposes of
Article 5 hereof, the individuals identified on Exhibit A hereto (each a "Spouse", and collectively, the "Spouses").

     WHEREAS, as of the date hereof, each of the Shareholders owns beneficially or of record or has the power to vote, or direct the vote of, the number of shares of Common Stock, par value $0.01 per share ("Company Common Stock"), of Freshwater Software, Inc., a California corporation (the "Company"), and the shares of Series A Preferred Stock, par value $0.01 per share (the "Company Preferred Stock"), as set forth opposite such Shareholder's name on Exhibit B hereto (all such Company Common Stock and Company Preferred Stock and any shares of Company Common Stock or Company Preferred Stock of which ownership of record or the power to vote is hereafter acquired by the Shareholders prior to the termination of this Agreement being referred to herein as the "Shares");

     WHEREAS, Mercury, Aqua Merger Company, a California corporation, and a wholly owned subsidiary of Mercury ("Merger Sub") and the Company propose to enter into an Agreement and Plan of Merger dated as of even date herewith (as the same may be amended from time to time, the "Merger Agreement"); capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), which provides, upon the terms and subject to the conditions thereof, for the merger of Merger Sub with and into the Company (the "Merger"); and

     WHEREAS, as a condition to the willingness of Mercury to enter into the Merger Agreement, Mercury has requested that the Shareholders agree, and, in order to induce Mercury to enter into the Merger Agreement, the Shareholders have agreed, jointly and severally, to enter into this Agreement;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE 1
                         Transfer And Voting Of Shares

Section 1.01. Transfer Of Shares. No Shareholder shall, directly or indirectly, (a) sell, pledge or otherwise dispose of any or all of such Shareholder's Shares, except pursuant to the Merger Agreement, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares or grant any proxy with respect thereto (other than as contemplated hereunder) or (c) enter into any contract, option or other arrangement or undertaking (other than the Merger Agreement) with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any Shares.

     Section 1.02. Vote In Favor Of Merger. During the period commencing on the date hereof and terminating at the Effective Time or such earlier time as the Merger Agreement is terminated pursuant to Section 10.01 thereof, each Shareholder, solely in such Shareholder's capacity as a shareholder of the Company, agrees to vote (or cause to be voted) all Shares currently beneficially owned by such Shareholder, and all Shares which such Shareholder acquires in the future, at any meeting of the shareholders of the Company, and in any action by written consent of the shareholders of the Company, (i) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, and (ii) against any merger, consolidation, sale of assets, recapitalization or other business combination involving the Company (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled.

     Section 1.03. Grant Of Proxy; Further Assurances. (a) Each Shareholder, by this Agreement, with respect to the Shares set out in Exhibit B hereto and any Shares hereafter acquired by such Shareholder, does hereby irrevocably constitute and appoint Mercury, or any nominee of Mercury, with full power of substitution, as his, her or its true and lawful attorney and proxy, for and in his, her or its name, place and stead, to vote each of such Shares as such Shareholder's proxy, at every annual, special or adjourned meeting of the shareholders of the Company (including the right to sign his, her or its name (as shareholder) to any consent, certificate or other document relating to the Company that may be permitted or required by applicable law) (i) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, and (ii) against any merger, consolidation, sale of assets, recapitalization or other business combination involving the Company (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled. Each Shareholder acknowledges receipt and review of a copy of the Merger Agreement.

     (b) Each Shareholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Mercury the power to carry out the provisions of this Agreement.

     Section 1.04. Termination. The obligations of the Shareholders pursuant to this Article I shall terminate upon the earlier of (i) the Effective Time and
(ii) the date of the termination of the Merger Agreement pursuant to Section
10.01 thereof.

                                   ARTICLE 2

         Representations And Warranties; Covenants Of The Shareholders

     Each of the Shareholders hereby severally represents and warrants and covenants to Mercury as follows:

     Section 2.01. Organization; Authorization. (a) Such Shareholder has all legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by or on behalf of each Shareholder and, assuming its due authorization, execution and delivery by Mercury, constitutes a legal, valid and binding obligation of each Shareholder, enforceable against each Shareholder in accordance with its terms.

     Section 2.02. No Conflict; Required Filings And Consents. (a) The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Shareholder or by which it or any of such Shareholder's properties is bound or affected, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to another party any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of such Shareholder, including, without limitation, the Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or any of such Shareholder's properties is bound or affected. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Shareholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Shareholder of the transactions contemplated by this Agreement.

     (b) The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the performance by such Shareholder of such Shareholder's obligations under this Agreement. Such Shareholder does not have any understanding in effect with respect to the voting or transfer of any Shares.

     Section 2.03. Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of such Shareholder or any of such Shareholder's affiliates, threatened against such Shareholder or any of such Shareholder's affiliates or any of their respective properties or any of their respective officers or directors, in the case of a corporate entity (in their capacities as such) that, individually or in the aggregate, would reasonably be expected to materially delay or impair such Shareholder's ability to consummate the transactions contemplated by this Agreement. There is no judgment, decree or order against such Shareholder or any of such Shareholder's affiliates, or, to the knowledge of such Shareholder or any of such Shareholder's affiliates, any of their respective directors or officers, in the case of a corporate entity (in their capacities as such), or any of their respective partners (in the case of a partnership) that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to have a material adverse effect on such Shareholder's ability to consummate the transactions contemplated by this Agreement.

     Section 2.04. Title To Shares. Each Shareholder is the record or beneficial owner of its Shares free and clear of all encumbrances, proxy or voting restriction that would prevent such Shareholder from satisfying its obligations pursuant to this Agreement. Such Shares are all the securities of the Company owned of record or beneficially by such Shareholder on the date of this Agreement.

     Section 2.05. Absence Of Claims. Each Shareholder has no knowledge of any causes of action or other claims that could have been or in the future might be asserted by the Shareholder against the Company or any of its predecessors, successors, assigns, directors, employees, agents or representatives arising out of facts or circumstances occurring at any time on or prior to the date hereof and in any way relating to any duty or obligation of the Company or any Shareholder, except for claims arising from (i) obligations under written agreements (which have been provided to Mercury prior to the execution of this Agreement) between such Shareholder and the Company and (ii) obligations to pay any fees to such Shareholder in such Shareholder's capacity as a director, officer, employee or consultant to the Company

     Section 2.06. Shareholder Representative. (a) Each Shareholder hereby appoints William C. Nieto (such Person and any successor or successors being the "Shareholders' Representative"), and the Shareholders' Representative hereby accepts such appointment, as such Shareholder's attorney-in-fact and representative to act on behalf of such Shareholder and to take any and all actions required or permitted to be taken by such Shareholder or the Shareholders' Representative under this Agreement, the Merger Agreement or the Escrow Agreement, including, without limitation, (i) to do any and all things and to execute any and all documents or other papers, in such Shareholder's name, place and stead, in any way that each such Shareholder could do if personally present, in connection with this Agreement, the Merger Agreement and the Escrow Agreement and the transactions contemplated hereby or thereby, (ii) to amend, cancel or extend, or waive the terms of, this Agreement, the Merger Agreement, the Escrow Agreement or any ancillary agreement, (iii) to act on behalf of such Shareholder with respect to any claims (including the settlement thereof) made by Mercury for indemnification pursuant to Section 11.02 of the Merger Agreement and with respect to any actions to be taken by the Shareholders' Representative pursuant to the terms of the Escrow Agreement, and
(iv) to exercise such rights, powers and authority as are incidental to the foregoing. In the event that the Shareholders' Representative becomes unable or unwilling to continue in his capacity as Shareholders' Representative under this Agreement, the holders of a majority of the shares held by the holders of the Company Common Stock and the Company Preferred Stock outstanding immediately prior to the Effective Time shall promptly appoint a successor Shareholders'

Representative, who shall be reasonably acceptable to Mercury. The Shareholders hereby consent to the taking by the Shareholders' Representative of any and all actions and the making of any decisions required or permitted to be taken by him under this Agreement, the Merger Agreement or the Escrow Agreement.

     (b) The Shareholders shall be bound by all actions taken by the Shareholders' Representative in his capacity as such. Mercury shall be entitled to rely, as being binding upon each Shareholder, upon any document or other paper believed by it to be genuine and correct and to have been signed or sent by the Shareholders' Representative, and Mercury shall not be liable to any of the Shareholders for any action taken or omitted to be taken by it in such reliance. All reasonable fees and expenses of the Shareholders' Representative shall be paid by the Shareholders. Mercury shall in no event incur any liability for (i) any such fees or expenses or (ii) any losses, damages or expenses arising from or related to, directly or indirectly, any action (or failure to act) by the Shareholders' Representative.

     Section 2.07. Confidentiality. Each Shareholders agrees to, and (if applicable) shall use its reasonable efforts to cause its agents, representatives, affiliates (other than in the case of a limited partnership, the limited partners thereof), employees, officers and directors:

     (a) to treat and hold as confidential (and not disclose or provide access to any person other than Mercury and its agents, representatives, affiliates, employees, officers and directors) all information relating to trade secrets, patent and trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential information with respect to the Company, Mercury, any affiliates of Mercury or their businesses;

     (b) in the event that such Shareholder or any such agent, representative, affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide Mercury with prompt written notice of such requirement so that Mercury or the Company may seek a protective order or other remedy or waive compliance with this Section 2.07; and

     (c) in the event that such protective order or other remedy is not obtained, or Mercury waives compliance with this Section 2.07, furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information;

provided, however, that this sentence shall not apply to any information that,
(i) at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by such Shareholder or such Shareholder's agents, representatives, affiliates, employees, officers or directors, (ii) must be disclosed under applicable laws of regulations or judicial or administrative proceedings (subject to clauses (b) and (c) above), or (iii) shall be disclosed to such Shareholder's legal advisors who need to know such information in connection with advising such Shareholder as to his legal rights and obligations. Each Shareholder agrees and acknowledges that remedies at law for any breach of its obligations under this Section 2.07 are inadequate and that in addition thereto Mercury shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

                                   ARTICLE 3
             Representations And Warranties; Covenants Of Mercury

     Mercury hereby represents and warrants and covenants to the Shareholders as follows:

     Section 3.01. Organization; Authorization. Mercury is a corporation duly organized and validly existing under the laws of the State of Delaware. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Mercury. This Agreement has been duly executed and delivered by or on behalf of Mercury and, assuming its due authorization, execution and delivery by the Shareholders, constitutes a legal, valid and binding obligation of Mercury, enforceable against Mercury in accordance with its terms.

     Section 3.02. No Conflict; Required Filings And Consents. (a) The execution and delivery of this Agreement by Mercury does not, and the performance of this Agreement by Mercury will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of Mercury, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Mercury or by which Mercury or any of its properties is bound or affected, or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to another party any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Mercury pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Mercury is a party or by which Mercury or any of its properties is bound or affected, except for any such breaches, defaults or other occurrences that would not prevent or delay the performance by Mercury of its obligations under this Agreement.

     (b) The execution and delivery of this Agreement by Mercury does not, and the performance of this Agreement by Mercury will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act and the HSR Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the performance by Mercury of its obligations under this Agreement.

                                   ARTICLE 4
                              General Provisions

     Section 4.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram, telex or courier or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4.01):

     (a)  if to Mercury:

          Mercury Interactive Corporation
          1325 Borregas Avenue
          Sunnyvale, California  94089
          Attention:  Susan J. Skaer
          Facsimile No.:  408-822-5320

          with a copy to:


          Davis Polk & Wardwell
          1600 El Camino Real
          Menlo Park, CA  94025
          Attention:  Alan F. Denenberg
          Facsimile No.:  650-752-2111

     (b)  If to Shareholders to:


          _______________________
          _______________________
          _______________________
          Attention:
          Facsimile No.:

          with a copy to:


          Wilson Sonsini Goodrich & Rosati
          650 Page Mill Road
          Palo Alto, California  94304
          Attention:  Mark Reinstra
          Facsimile No.:  650-496-4367

     Section 4.02. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 4.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     Section 4.04. Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

     Section 4.05. Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that no party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of the other parties hereto, except that Mercury may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement to an affiliate without the consent of the Shareholders.

     Section 4.06. Fees And Expenses. Except as otherwise provided herein, all costs and expenses (including, without limitation, all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

     Section 4.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     Section 4.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts executed in and to be performed in that State. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the State of California or any California state court, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 4.01 shall be deemed effective service of process on such party.

     Section 4.09. No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 4.10. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                                   ARTICLE 5
           Representations And Warranties: Covenants Of The Spouses

     Each of the Spouses hereby severally represents and warrants and covenants to Mercury as follows:

     Section 5.01. Waiver Of Community Property Rights. Such Spouse shall not assert or enforce, and does hereby waive, any rights granted under any community property statute with respect the Shares which would adversely affect the covenants made by the Shareholders pursuant to this Agreement or the sale and transfer of such Shares to Mercury pursuant to the terms of the Merger Agreement; provided, however, that such Spouse shall not be prohibited from asserting any rights such Spouse may have against the consideration received by the Shareholders in exchange for such Shares. Such Spouse acknowledges receipt and review of a copy of the Merger Agreement, the Escrow Agreement and this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                                   MERCURY INTERACTIVE CORPORATION

                                   By:  __________________________
                                         Name:
                                         Title:

                                   SHAREHOLDERS' REPRESENTATIVE


                                   _______________________________
                                   Name:

                                   SHAREHOLDERS


                                   _______________________________
                                   Name:


                                   _______________________________
                                   Name:


                                   _______________________________
                                   Name:


                                   _______________________________
                                   Name:

                                   EXHIBIT A

     [Names of the Spouses of each of the Shareholders]

                                   EXHIBIT B

                             LIST OF SHAREHOLDERS

                                                 EXHIBIT C TO MERGER AGREEMENT


                                ESCROW AGREEMENT


     ESCROW AGREEMENT, dated as of May 21, 2001 (this "Agreement"), among Mercury Interactive Corporation, a Delaware corporation ("Parent"), William Nieto, solely in his capacity as shareholders' representative (the "Shareholders' Representative"), and US Bank Trust National Association, as escrow agent (the "Escrow Agent").

     WHEREAS, Parent, Aqua Merger Company, a California corporation ("Merger Sub"), and Freshwater Software, Inc., a California corporation (the "Company"), have entered into an Agreement and Plan of Merger, dated as of May 21, 2001, (the "Merger Agreement"; terms defined in the Merger Agreement and not otherwise defined herein being used herein as therein defined), pursuant to which Merger Sub will merge with and into the Company and the Company will become a wholly owned subsidiary of Parent;

     WHEREAS, the shareholders of the Company (individually, a "Shareholder", collectively, the "Shareholders") have appointed the Shareholders' Representative to act on behalf of such Shareholders for purposes of this Agreement;

     WHEREAS, it is contemplated under the Merger Agreement that Parent will deposit or cause to be deposited into escrow at Closing seven million three hundred and fifty thousand dollars ($7,350,000) (the "Escrow Amount"), to be held and disbursed by the Escrow Agent in accordance with this Agreement;

     WHEREAS, a copy of the Merger Agreement has been delivered to the Escrow Agent, and the Escrow Agent is willing to act as the Escrow Agent hereunder; and

     WHEREAS, the Escrow Agent will hold the Escrow Amount in Account Number 94427040 at San Francisco, California, (the "Escrow Account");

     NOW, THEREFORE, in consideration of the foregoing and the mutual Agreements contained herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereby agree as follows:

     1.   Appointment and Agreement of Escrow Agent. Parent and the
          -----------------------------------------
Shareholders' Representative hereby appoint the Escrow Agent to serve as, and the Escrow Agent hereby agrees to act as, escrow agent upon the terms and conditions of this Agreement.

     2.   Establishment of the Escrow Funds.
          ---------------------------------

     (a) Pursuant to Section 2.08 of the Merger Agreement, Parent shall deliver to the Escrow Agent on the date hereof the Escrow Amount either by wire transfer or certified check. The Escrow Agent shall hold the Escrow Amount and all interest and other amounts earned thereon (the "Escrow Fund") in escrow pursuant to this Agreement.

     (b) The Parent confirms to the Escrow Agent that the funds comprising the Escrow Amount are free and clear of all encumbrances, except as may be created by this Agreement and the Merger Agreement.

     3.   Purpose of the Escrow Funds. The Escrow Amount will be deposited with
          ---------------------------
the Escrow Agent and held by the Escrow Agent to secure the indemnification obligations provided for in Article 11 of the Merger Agreement.

     4.   Shareholder Percentage Interest in Escrow. Attached hereto as Schedule
          -----------------------------------------
A is a schedule listing each Shareholder and such Shareholder's interest in the Escrow Fund (expressed as a percentage, based upon the Shareholder's equity in the Company at the Effective Time).

     5.   Taxes. (a) Parent shall be responsible for and shall pay and discharge
          -----
all taxes, assessments and governmental charges imposed on or with respect to the Escrow Fund and the income and gain thereon.

     (b) The Escrow Agent shall be entitled to deduct and withhold from any funds or other assets otherwise payable out of the Escrow Fund to any Shareholder pursuant to this Agreement such amounts as the Escrow Agent is required to deduct and withhold with respect to the making of such payment under any provision of Federal, state, or local or foreign tax law. If the Escrow Agent so withholds amounts, such amounts shall be treated for the purposes of this Agreement as having been paid to the Shareholder in respect of which the Escrow Agent made such deductions and withholding. Each Shareholder shall promptly provide to the Escrow Agent such tax forms as the Escrow Agent reasonably requests in connection with its obligations under the Internal Revenue Code and the Treasury Regulations thereunder in respect of withholding, backup withholding and information reporting.

     (c) The parties acknowledge and agree that (i) any amount distributed by the Escrow Agent from the Escrow Account to the Shareholders pursuant to the terms of the Escrow Agreement shall be treated, for U.S. federal income tax purposes, as additional consideration paid to the Shareholders for their Shares pursuant to the Merger as and when such amount is distributed, and (ii) a portion of each such distribution shall be treated as a payment of interest in accordance with Section 483 of the Internal Revenue Code.

     6.   Payments from the Escrow Fund.

     (a) If, at any time on or prior to the first anniversary of the Effective Time (the "Expiration Date"), a Parent Indemnified Party wishes to make a claim against the Escrow Fund, the Parent Indemnified Party shall deliver to the Escrow Agent a certificate of such Parent Indemnified Party, executed by an authorized officer of such Parent Indemnified Party (a "Parent Indemnified Party's Certificate"), which Parent Indemnified Party's Certificate shall:

          (i) state that such Parent Indemnified Party has paid or incurred a Loss for which Parent is entitled to recovery under Section 11.02(b) of the Merger Agreement (an "Indemnification Item");

          (ii) state the aggregate amount of such Indemnification Item and the amount of money necessary to satisfy the Loss specified in the Indemnification Item; and

          (iii) specify in reasonable detail the nature and amount of each individual Indemnification Item.

When delivering said Parent Indemnified Party's Certificate to the Escrow Agent, the Parent Indemnified Party shall simultaneously deliver a copy of such Parent Indemnified Party's Certificate to the Shareholders' Representative.

     (b) If the Shareholders' Representative shall object to any amount claimed in connection with any Indemnification Item specified in any Parent Indemnified Party's Certificate, the Shareholders' Representative shall, within 20 Business Days after delivery by the Escrow Agent to the Shareholders' Representative of such Parent Indemnified Party's Certificate, deliver to the Escrow Agent a certificate, executed by the Shareholders' Representative (a "Shareholders' Certificate"),

          (i) specifying each such amount to which the Shareholders' Representative objects; and

         (ii) specifying in reasonable detail the nature and basis for each such objection.

When delivering said Shareholders' Certificate to the Escrow Agent, the Shareholders' Representative shall simultaneously deliver a copy of such Shareholders' Certificate to the Parent Indemnified Party. If the Escrow Agent shall not have received a Shareholders' Certificate objecting to the amount claimed with respect to an Indemnification Item within 20 Business Days of delivery to the Shareholders' Representative of a Parent Indemnified Party's Certificate specifying such Indemnification Item, the Shareholders' Representative shall be deemed to have acknowledged the correctness of the amount claimed on such Parent Indemnified Party's Certificate with respect to such Indemnification Item, and the Escrow Agent shall thereafter transfer funds by wire transfer to Parent as soon as administratively permissible out of the Escrow Fund in an amount equal to the amount claimed in the Parent Indemnified Party's Certificate with respect to such Indemnification Item.

     (c) If the Escrow Agent receives, within 20 Business Days after delivery to the Shareholders' Representative of a Parent Indemnified Party's Certificate, a Shareholders' Certificate objecting to the amount claimed with respect to any Indemnification Item specified in such Parent Indemnified Party's Certificate, the amount so objected to shall be held by the Escrow Agent and shall not be released from the Escrow Fund, except in accordance with either:

          (i) written instructions executed by Parent and the Shareholders' Representative, or

          (ii) written instructions from the Parent Indemnified Party and the final nonappealable judgment of a court having jurisdiction over the matters relating to the claim by the Parent Indemnified Party for indemnification from the Shareholders, after which time the Escrow Agent shall transfer funds as soon as administratively practicable out of the Escrow Fund, equal to the amount set forth in the written instructions or in such judgment, as the case may be.

     (d) Notwithstanding the limitations set forth in this Agreement, following the Expiration Date, the Parent Indemnified Party shall be entitled to assert claims against the Escrow Fund under this Section 6 in respect of all Losses that were included in determining the Reserved Amount (as defined below).

     (e) For purposes of this Agreement, the "Reserved Amount" shall be equal to the aggregate of the amounts claimed and unpaid in all Parent Indemnified Party's Certificates delivered to the Escrow Agent prior to the Expiration Date, to the extent such claims shall not have been resolved on or prior to the Expiration Date.

          (i) If, on the Expiration Date, the Reserved Amount is less than the remaining Escrow Fund, one day after the Expiration Date, the Escrow Agent shall (A) retain in the Escrow Fund such amount equal to the Reserved Amount and then (B) transfer to each Shareholder by wire transfer in immediately available funds in accordance with the written wire transfer instructions provided by the Shareholders' Representative the amount in cash, if any, then remaining in the Escrow Fund attributable to such Shareholder.

          (ii) If, on the Expiration Date, the Reserved Amount is greater than the Escrow Fund, on the Expiration Date, the Escrow Agent shall retain all of the Escrow Fund until all amounts claimed and unpaid with respect to all the Parent Indemnified Party Certificates delivered to the Escrow Agent prior to the Expiration Date are paid or otherwise resolved.

     (f) Upon the termination of this Agreement in accordance with Section 11 the Escrow Agent shall promptly, but in no event before one day after the Expiration Date, liquidate the Escrow Fund and transfer to each Shareholder by wire transfer in immediately available funds the amount in cash, if any, then remaining in the Escrow Fund and attributable to such Shareholder in accordance with the written wire transfer instructions provided by such Shareholder, which shall be deemed to be standing instructions unless revised instructions are subsequently received by the Escrow Agent.

     (g) Notwithstanding any other provision of this Agreement to the contrary, at any time prior to the termination of this Agreement, the Escrow Agent shall, if so instructed in writing jointly by Parent and the Shareholders' Representative, pay from the Escrow Fund, as instructed, to Parent, any Parent Indemnified Party or any Shareholder, as directed in such writing, the amount of cash or other property so instructed.

     7.   Maintenance of the Escrow Fund; Termination of the Escrow Fund. The
          --------------------------------------------------------------
Escrow Agent shall continue to maintain the Escrow Fund until the earlier of (a) the time at which there shall be no funds or other property in such Escrow Fund and (b) the termination of this Agreement.

     8.   Investment of Escrow Funds. The Escrow Agent shall invest and reinvest
          --------------------------
moneys on deposit in the Escrow Funds. In the absence of joint written directions from Parent and the Shareholder Representative, funds shall be invested in a US Bank Money Market account. Otherwise, the Escrow Funds shall be invested in any one or combination of the following: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or readily marketable obligations unconditionally guaranteed by the full faith and credit of the Government of the United States,
(b) insured certificates of deposit, of or time deposits with, any commercial bank that is a member of the Federal Reserve System and which issues (or the parent of which issues) commercial paper rated as described in clause (c), is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1 billion or (d) commercial paper in an aggregate amount of no more than $1,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States, rated at least "Prime-1" (or the then equivalent grade) by Moody's Investors Services, Inc. or "A-1" (or the then equivalent grade) by Standard & Poors, Inc. Any interest or other income received on such investment or reinvestment of the Escrow Fund shall become part of the Escrow Fund.

     9.   Assignment of Rights to the Escrow Funds; Assignment of Obligations;
          --------------------------------------------------------------------
Successors.  This Agreement may not be assigned by operation of law or otherwise
----------
without the express written consent of the other parties hereto (which consent may be granted or withheld in the sole discretion of such other parties); provided, however, that Parent may assign this Agreement to an Affiliate of Parent, any Person who purchases all or substantially all of the assets of Parent, or any successor corporation to Parent by reason of a merger or other combination without the consent of the other parties; provided further, however, that Parent may also assign this Agreement to any person who purchases Parent's entire interest in the Company or all or substantially all of the assets of the Company and the Business. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns.

     10.  Escrow Agent. (a) Except as expressly contemplated by this Agreement
          ------------
or by joint written instructions from Parent and the Shareholders' Representative, the Escrow Agent shall not transfer or otherwise dispose of in any manner all or any portion of the Escrow Funds, except pursuant to an order of a court of competent jurisdiction.

     (b) The duties and obligations of the Escrow Agent shall be determined solely by this Agreement, and the Escrow Agent shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement.

     (c) In the performance of its duties hereunder, the Escrow Agent shall be entitled to rely upon any document, instrument or signature believed by it in good faith to be genuine and signed by any party hereto or an authorized officer or agent thereof, and shall not be required to investigate the truth or accuracy of any statement contained in any such document or instrument. The Escrow Agent may assume that any person purporting to give any notice in accordance with the provisions of this Agreement has been duly authorized to do so.

     (d) The Escrow Agent shall not be liable for any error of judgment, or any action taken, suffered or omitted to be taken, hereunder except in the case of its negligence, bad faith or willful misconduct. The Escrow Agent may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

     (e) The Escrow Agent shall have no duty as to the collection or protection of the Escrow Funds or income thereon, nor as to the preservation of any rights pertaining thereto, beyond the safe custody of any such funds actually in its possession.

     (f) As compensation for its services to be rendered under this Agreement, for each year or any portion thereof, the Escrow Agent shall receive a fee in the amount specified in Schedule A to this Agreement and shall be reimbursed upon request for all expenses, disbursements and advances, including reasonable fees of outside counsel, if any, incurred or made by it in connection with the preparation of this Agreement and the carrying out of its duties under this Agreement. All such fees and expenses shall be paid by Parent.

     (g) Parent and the Shareholders shall reimburse and indemnify the Escrow agent for, and hold it harmless against, any loss, liability or expense, including, without limitation, reasonable attorneys' fees, incurred without negligence, bad faith or willful misconduct on the part of the Escrow Agent arising out of, or connection with the acceptance of, or the performance of, its duties and obligations under this Agreement; provided that such loss, liability or expense shall be divided equally between Parent, on the one hand, and the Shareholders on the other.

     (h) The Escrow Agent may at any time resign by giving 20 business days' prior written notice of resignation to Parent and the Shareholders' Representative. Parent and the Shareholders' Representative may at any time jointly remove the Escrow Agent by giving ten business days' written notice signed by each of them to the Escrow Agent. If the Escrow Agent shall resign or be removed, a successor Escrow Agent, which shall be a bank or trust company having its principal executive offices in California or New York and assets in excess of $500 million, and which shall be reasonably acceptable to the Shareholders' Representative, shall be appointed by Parent by written instrument executed by Parent and the Shareholders' Representative and delivered to the Escrow Agent and to such successor Escrow Agent and, thereupon, the resignation or removal of the predecessor Escrow Agent shall become effective and such successor Escrow Agent, without any further act, deed or conveyance, shall become vested with all right, title and interest to all cash and property held hereunder of such predecessor Escrow Agent, and such predecessor Escrow Agent shall, on the written request of the Shareholders' Representative, Parent or the successor Escrow Agent, execute and deliver to such successor Escrow Agent all the right, title and interest hereunder in and to the Escrow Funds of such predecessor Escrow Agent and all other rights hereunder of such predecessor Escrow Agent. If no successor Escrow Agent shall have been appointed within 20 business days of a notice of resignation by the Escrow Agent, the Escrow Agent's sole responsibility shall thereafter be to hold the Escrow Funds until the earlier of its receipt of designation of a successor Escrow Agent, a joint written instruction by Parent and the Shareholders' Representative and termination of this Agreement in accordance with its terms.

     11.  Termination. This Agreement shall terminate on the later of: (a) the
          -----------
date on which there are no funds or other property remaining in the Escrow Account and (b) ten business days following the date on which all claims made in Parent Indemnified Party's Certificates delivered to the Escrow Agent prior to the Expiration Date shall have been resolved.

     12.  Notices.  All notices, requests and other communications to any party
          -------
hereunder shall be in writing (including facsimile transmission) and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram, telex or courier or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this
Section 13):

          (a)  if to Parent:

          Mercury Interactive Corporation
          1325 Borregas Avenue
          Sunnyvale, California  94089
          Telephone No.: 408-822-5591
          Facsimile No.:  408-822-5320
          Attention:  Susan J. Skaer

          With a copy to:

          Davis Polk & Wardwell
          1600 El Camino Real
          Menlo Park, California  94025
          Telephone No.:  650-752-2000
          Facsimile No.:  650-752-2111
          Attention:  Alan F. Denenberg

          (b) if to the Shareholders' Representative:

          William Nieto
          Business Equity Appraisal Reports, LLC
          865 Laurel Street
          San Carlos,  CA  94070
          Telephone No.: 650-492-6041
          Facsimile No.:  650-508-4410

          With a copy to:

          Wilson Sonsini Goodrich & Rosati
          650 Page Mill Road
          Palo Alto, California  94304
          Telephone No.:  650-493-9300
          Facsimile No.:  650-496-4367
          Attention:  Steven L. Camahort/Mark L. Reinstra

          (c)  if to the Escrow Agent, to:

          US Bank Trust National Association
          One California Street, Suite 2550
          San Francisco, California  94111
          Telephone No.:  415-273-4582
          Facsimile No.:415-273-4591
          Attention:  Sheila Soares

     13.  Governing Law.  This Agreement shall be governed by, and construed in
          -------------
accordance with, the laws of the State of California applicable to contracts executed and to be performed entirely within that State. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the State of California or any California state court, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12 shall be deemed effective service of process on such party.

     14.  Amendments. This Agreement may not be amended or modified except (a)
          ----------
by an instrument in writing signed by, or on behalf of, Parent, the Shareholders' Representative and the Escrow Agent or (b) by a waiver in accordance with Section 16 of this Agreement.

     15.  Waiver. Any party hereto may (i) extend the time for the performance
          ------
of any obligation or other act of any other party hereto or (ii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

     16.  Severability. If any term or other provision of this Agreement is
          ------------
invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

     17.  Entire Agreement. This Agreement and the Merger Agreement constitute
          ----------------
the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among Parent, the Shareholders' Representative and the Escrow Agent with respect to the subject matter hereof.

     18.  No Third Party Beneficiaries. This Agreement is for the sole benefit
          ----------------------------
of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     19.  Headings.  The descriptive headings contained in this Agreement are
          ---------
included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     20.  Counterparts. This Agreement may be executed in one or more
          ------------
counterparts, and by different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                   MERCURY INTERACTIVE CORPORATION


                                   By:_________________________________
                                      Name:    Susan J. Skaer
                                      Title:   Vice President, General Counsel
                                               and Secretary


                                   SHAREHOLDERS' REPRESENTATIVE


                                   ___________________________________
                                   Name:       William Nieto


                                   U.S. BANK TRUST NATIONAL ASSOCIATION


                                   By:_________________________________
                                      Name:
                                      Title:

                                                   EXHIBIT D TO MERGER AGREEMENT


                     SHAREHOLDERS' REPRESENTATIVE AGREEMENT


     This SHAREHOLDERS' REPRESENTATIVE AGREEMENT, dated as of May 21, 2001 (this "Agreement"), is by and between Freshwater Software, Inc., a California corporation ("Freshwater") on behalf of the Shareholders (as defined below), and William C. Nieto, solely in his capacity as shareholders' representative (the "Shareholders' Representative").

     WHEREAS, Mercury Interactive Corporation ("Parent"), a Delaware corporation, Aqua Merger Company, a California corporation ("Merger Sub"), and Freshwater have entered into an Agreement and Plan of Merger, dated as of May 21, 2001, (the "Merger Agreement"; terms defined in the Merger Agreement and not otherwise defined herein being used herein as therein defined), pursuant to which Merger Sub will merge with and into Freshwater and Freshwater will become a wholly owned subsidiary of Parent;

     WHEREAS, Parent, Shareholders' Representative and U.S. Bank Trust National Association, as escrow agent ("Escrow Agent"), have entered into an Escrow Agreement, dated as of May 21, 2001, pursuant to which certain funds paid by Parent to the shareholders of Freshwater and, pursuant to Section 2.05(c) certain holders of vested and exercisable options of Freshwater who elect to convert their options into cash (individually, a "Shareholder", collectively, the "Shareholders") under the Merger Agreement will be held and disbursed by Escrow Agent;

     WHEREAS, the parties desire to set forth the scope of the Shareholders' Representative's duties and the terms and conditions pursuant to which the Shareholders' Representative will act;

     NOW, THEREFORE, in consideration of the foregoing and the mutual Agreements contained herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereby agree as follows:

     1.   Appointment and Authority of Shareholders' Representative. Effective
          ---------------------------------------------------------
upon the vote of the Shareholders approving the Merger Agreement, and without any further act of any Shareholder, the Shareholders' Representative shall be appointed as the Shareholders' attorney-in-fact and representative to act on behalf of such Shareholder and to take any and all actions required or permitted to be taken by such Shareholder or the Shareholders' Representative under this Agreement, the Merger Agreement or the Escrow Agreement, including, without limitation, (i) to do any and all things and to execute any and all documents or other papers, in such Shareholder's name, place and stead, in any way that each such Shareholder could do if personally present, in connection with this Agreement, the Merger Agreement and the Escrow Agreement and the transactions contemplated hereby or thereby, (ii) to amend, cancel or extend, or waive the terms of, this Agreement, the Merger Agreement, the Escrow Agreement or any ancillary agreement, (iii) to act on behalf of such Shareholder with respect to any claims (including the settlement thereof) made by Parent for indemnification pursuant to Section 11.02 of the Merger Agreement and with respect to any actions to be taken by the Shareholders' Representative pursuant to the terms of the Escrow Agreement, and (iv) to exercise such rights, powers and authority as are incidental to the foregoing.

     2.   Compensation of Shareholders' Representative.  The Shareholders'
          --------------------------------------------
Representative shall receive a non-refundable advance payment of $25,000 (the Shareholders' Representative Retainer) payable by Freshwater for the Shareholders' Representative's reasonable fees and expenses (the "Charges"). In the event the Shareholders' Representative Retainer is insufficient to satisfy the Charges, then each Shareholder will be obligated to pay a percentage of the Charges in excess of the advance payment proportionate to that Shareholder's percentage interest in the Escrow Fund. If a Shareholder properly objects to a Charge submitted for payment by the Shareholder Representative within twenty
(20) business days of having received notice of said Charge, the dispute shall be decided by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, San Francisco Regional Office.

     3.   No Liability of Shareholders' Representative.  The Shareholders'
          --------------------------------------------
Representative will incur no liability with respect to any action taken or suffered by him in reliance upon any notice, direction, instruction, consent, statement or other document believed by him to be genuine and to have been signed by the proper person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except his own willful misconduct or bad faith. In all questions arising under the Merger Agreement or the Escrow Agreement, the Shareholders' Representative may rely on the advice of counsel, and the Shareholders' Representative will not be liable to anyone for anything done, omitted or suffered in good faith by the Shareholders' Representative based on such advice. Except as expressly provided herein, the Shareholders' Representative will not be required to take any action involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to him.

     4.   Indemnification of Shareholders Representative. The Shareholders on
          ----------------------------------------------
whose behalf the funds were contributed to the Escrow Fund shall severally indemnify the Shareholders' Representative and hold the Shareholders' Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders' Representative and arising out of or in connection with the acceptance or administration of the Shareholders' Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholders' Representative.

     5.   Termination of Service of the Shareholders' Representative.
          ----------------------------------------------------------

          a) At any time during the term of the Escrow Agreement, a majority of Shareholders may, by written consent, appoint a new representative as the Shareholders' Representative by sending notice and a copy of the written consent appointing such new representative signed by holders of a majority of the Shareholders to Parent and the Escrow Agent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent and the Escrow Agent.

          b) In the event that the Shareholders' Representative becomes unable or unwilling to continue in his capacity as Shareholders' Representative, a majority of Shareholders may, by written consent, appoint a new representative as the Shareholders' Representative by sending notice and a copy of the written consent appointing such new representative signed by holders of a majority of the Shareholders to Parent and the Escrow Agent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent and the Escrow Agent.

     6.   Governing Law.  This agreement will be governed by the laws of the
          -------------
State of California as applied to agreements between California residents entered and to be performed entirely in California.

     7.   Notices.  Any notice, demand, offer or request required or permitted
          -------
to be given by either Freshwater or the Shareholders' Representative pursuant to the terms of this Agreement shall be in writing and shall be deemed given the earlier of (i) when received, (ii) when delivered personally, (iii) one (1) business day after being delivered by facsimile after confirmation of complete transmission, (iv) one (1) business day after being deposited with an overnight courier service or (v) four (4) days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties at the addresses provided to Freshwater (which Freshwater agrees to disclose to the other parties upon request) or such other address as a party may request by notifying the other in writing.

     8.   Counterparts.  This agreement may be executed in any number of
          ------------
counterparts, each of which will be enforceable against the parties actually executing such counterparts and all of which together will constitute one instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement, which may be executed in counterparts, as of the date first above written.


FRESHWATER SOFTWARE:                         SHAREHOLDERS REPRESENTATIVE:


____________________________________         _____________________________
Signature of Authorized Signatory            William C. Nieto

____________________________________
Print Name and Title

                                                   EXHIBIT E TO MERGER AGREEMENT



                                  May 21, 2001

Mercury Interactive Corporation
1325 Borregas Avenue
Sunnyvale, CA 94089

     Re:  Freshwater Software, Inc.

Ladies and Gentlemen:

     We have acted as counsel to Freshwater Software, Inc., a California corporation (the "Company") in connection with the transactions contemplated by the Agreement and Plan of Merger dated as of May 21, 2001 (the "Merger Agreement") by and among Mercury Interactive Corporation, a Delaware corporation (the "Purchaser"), the Company and Aqua Merger Company, a California corporation ("Merger Subsidiary"). This opinion is furnished to you pursuant to Section 9.02(c) of the Merger Agreement. All capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Merger Agreement.

     For purposes of rendering the opinion expressed herein, we have reviewed originals or copies of the following documents (collectively, the "Documents"):

     1.   the Merger Agreement;

     2. the Agreement of Merger dated as of May 21, 2001 providing for the merger of Aqua Merger Company with and into the Company;

     3. the Escrow Agreement dated as of May 21, 2001 among the Purchaser, William Nieto, solely in his capacity as shareholders' representative and U.S. Bank Trust National Association, as Escrow Agent;

     4. the Voting Agreement dated as of May 21, 2001 among the Purchaser, certain shareholders of the Company and, solely for the purposes of Article 5 of the Voting Agreement, certain other individuals;

     5. the Company Disclosure Schedule to the Merger Agreement (the "Disclosure Schedule");

     6. the Certificate of the Chief Executive Officer of the Company delivered pursuant to Section 9.02(a) of the Merger Agreement;

     7.   the Certificate of the Secretary of the Company delivered pursuant to
Section 9.02(f) of the Merger Agreement

Mercury Interactive Corporation
May 21, 2001
Page 2

     8.   the Articles of Incorporation of the Company; and

     9.   the Bylaws of the Company.

     In addition, we have examined such corporate records, documents, instruments, certificates of public officials and of the Company and such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein. In such examination, we have assumed the genuineness of all signatures (other than those of the Company) and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by entities other than the Company, we have assumed that each other entity has the power and authority to execute and deliver, and to perform and observe the provisions of, such documents, and the due authorization by each such entity of all requisite action and the due execution and delivery of such documents by each such entity.

     As used in this opinion, the expression "to our knowledge" with reference to matters of fact means that, after an examination of documents provided to us by the Company, and after inquiries of officers of the Company, but without any further independent factual investigation, we find no reason to believe that the opinions expressed herein are factually incorrect. Further, the expression "to our knowledge" with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm who have worked on matters for the Company related to or in connection with the Merger Agreement and the transactions contemplated thereby. Except to the extent expressly set forth herein or as we otherwise believe to be necessary to our opinion, we have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of the opinion set forth below.

     For purposes of this opinion, we are assuming that the Purchaser has all requisite power and authority, and has taken any and all necessary corporate action, to execute and deliver the Merger Agreement, and we are assuming that the representations and warranties made by the Purchaser in the Merger Agreement and pursuant thereto are true and correct. We are also assuming that the representations and warranties made by the Company in the Merger Agreement and pursuant thereto are true and correct as to matters of fact.

     The opinions hereinafter expressed are subject to the following qualifications and exceptions:

     (i) The effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

Mercury Interactive Corporation
May 21, 2001
Page 3

     (ii) We render no opinion as to the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity);

     (iii) We express no opinion as to the enforceability of any provisions which relate to indemnification, contribution, non-competition and/or arbitration;

     (iv) We render no opinion as to the enforceability of any voting agreements contained in the Merger Agreement or the Documents;

     (v) We render no opinion as to the effect of any statute, rule, regulation or other law enacted, or any court or regulatory decision rendered, after the date of this opinion, or the conduct of the parties or any other person following the date hereof and assume no obligation to advise you or any other person of any change, whether factual or legal, or whether or not material, that may arise or be brought to our attention after the date hereof;

     (vi) This opinion is subject to the effect of statutes and principles of law and equity providing that certain covenants and provisions of agreements are unenforceable where enforcement of such covenants or provisions under the circumstances would violate the enforcing party's implied covenant of good faith and fair dealing;

     (vii) This opinion is subject to the effect of statutes and principles of law and equity that provide that a court may refuse to enforce, or may limit the application of, a contract or any clause thereof that the court finds to be unconscionable or contrary to public policy;

     (viii) In rendering the opinion set forth in paragraph 1 below as to the qualification and good standing of the Company in the states of California and Colorado and the Subsidiary (as defined below) in the state of Delaware, we have relied exclusively on certificates of the California Secretary of State, the California Franchise Tax Board, the Colorado Secretary of State and the Delaware Secretary of State;

     (ix) In connection with the opinion expressed in paragraph 3 below, we have examined the Articles of Incorporation and Bylaws of the Company and the Company's minute books. The Company has represented to us, and we have assumed, that these records are true, correct and complete and constitute all documents with respect to the issuance of shares of the Company's capital stock. We have relied on the Company's representations to us as to the nature of the consideration received for such shares and that the shares are fully paid and nonassessable. The factual information provided in paragraph 5 as to outstanding capital stock, stock options, warrants and other outstanding rights is based solely on factual representations of the Company;

     (x) With respect to our opinion in Paragraph 6 regarding pending or threatened action, suit, investigation or proceeding before any court or arbitrator or before any governmental body, agency or official, domestic, foreign or supranational body we have relied solely upon an inquiry of attorneys within our firm who have performed services for the Company and written

Mercury Interactive Corporation
May 21, 2001
Page 4

representations made to us by officers of the Company. We have not made any examination of public records (including, without limitation, the plaintiff or defendant indices of any state or federal courts).

     (xi) This opinion is subject to the effect of statutes and principles of law and equity providing that provisions of an agreement expressly or by implication waiving broadly or vaguely stated rights, unknown future rights or rights or defenses to obligations granted by law are unenforceable when such waivers are against public policy or prohibited by law;

     (xii) We render no opinion with respect to the compliance or non-compliance with applicable federal, state or foreign securities laws, rules and regulations;

     (xiii) Limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of the Documents; and the effect of judicial decisions that have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material.

     Based upon and subject to the foregoing, we are of the opinion that, other than as set forth in the Company Disclosure Schedule or in the officer's certificate of the Company delivered to the Purchaser pursuant to Section 9.02(a) of the Merger Agreement:

     1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has all corporate power to carry on its business as now conducted. Freshwater Software International, Inc., a Delaware corporation (the "Subsidiary"), is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to do business as a foreign corporation and is in good standing in the State of Colorado.

     2. The execution and delivery of the Merger Agreement and Escrow Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, including, without limitation, approval by the requisite holders of the Company's capital stock. The Merger Agreement and Escrow Agreement have been duly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

     3. The authorized and outstanding capitalization of the Company is as set forth in Section 4.05 of the Merger Agreement. All of the outstanding shares of capital stock of the Company have been duly authorized, validly issued and are fully paid and non-assessable and, to our knowledge, were not issued in violation of any preemptive rights. All outstanding shares of the Subsidiary are owned by the Company. To our knowledge, except as set forth above and in Section
4.05 of the Merger Agreement, there are outstanding (i) no shares of capital stock or other voting securities of the Company or the Subsidiary, (ii) no securities of the Company or the Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of the Company or the Subsidiary, and (iii) no options, warrants or other rights to acquire from the

Mercury Interactive Corporation
May 21, 2001
Page 5

Company, or other obligation the Company or the Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or the Subsidiary. To our knowledge, there are no outstanding obligations of the Company or the Subsidiary to repurchase, redeem or otherwise acquire any Company securities.

     4. Assuming all consents, approvals, authorizations and other actions described in Section 4.02 of the Merger Agreement have been obtained, and all filings and notifications listed in Schedule 4.02 of the Disclosure Schedule have been made, and except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery or performance of the Merger Agreement by the Company do not and will not (a) violate or conflict with any provision of the Articles of Incorporation or By-laws of the Company, (b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Company, except as would not, individually or in the aggregate, have a Material Adverse Effect.

     5. The execution, delivery and performance of the Merger Agreement and the Escrow Agreement by the Company does not require any action on the part of the Company by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than the filing of an agreement of merger with respect to the Merger with the Secretary of State of the State of California and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business.

     6. To our knowledge, there is no action, suit, investigation or proceeding pending against or, to our knowledge, threatened against or affecting, the Company or the Subsidiary that is material or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby before any court or arbitrator or before any governmental body, agency or official, domestic, foreign or supranational body.

     We render no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of California and the federal laws of the United States of America, as in effect on the date hereof.

     This letter is furnished by us to you solely for your benefit. Neither this letter nor any opinion expressed herein may be relied upon by, nor may copies be delivered or disclosed to, any other person or entity without our prior written consent.

                              Very truly yours,


                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation

                                                   EXHIBIT F TO MERGER AGREEMENT



                                                         May 21, 2001



Freshwater Software, Inc.
5603 Arapahoe Ave.
P.O. Box 18330
Boulder, CO 80308

Ladies and Gentlemen:

     Reference is made to the Agreement and Plan of Merger among Freshwater Software, Inc., a California corporation (the "Company"), Mercury Interactive Corporation, a Delaware corporation ("Parent"), and Aqua Merger Company, a California corporation and a wholly owned subsidiary of Parent ("Merger Sub"), dated as of May 21, 2001 (the "Agreement"). The Agreement provides for the acquisition of the Company by Parent (the "Merger") pursuant to a statutory merger of Merger Sub with and into the Company on the terms and conditions set forth in the Agreement. This opinion is rendered to you pursuant to Section 9.03(c) of the Agreement, and all capitalized terms used herein and not otherwise defined shall have the meanings defined for them in the Agreement.

     We have acted as counsel for Parent in connection with the negotiation of the Agreement and the effectuation of the Merger. As such counsel, we have made such legal and factual examinations and inquiries as we have deemed advisable or necessary for the purposes of rendering this opinion. In addition, we have examined originals or copies of documents, corporate records and other writings that we consider relevant for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures on original documents, the conformity to original documents of all copies submitted to us and the due execution and delivery of all documents by any party other than Parent or Merger Sub where due execution and delivery are a prerequisite to the effectiveness thereof.

Freshwater Software, Inc.              2                            May 21, 2001


     The opinions hereinafter expressed are subject to the following qualifications:

            (a) We express no opinion as to the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity);

            (b) We express no opinion as to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar federal or state laws affecting the rights of creditors generally;

            (c) We express no opinion as to compliance with applicable anti-fraud provisions of federal or state securities laws; and

            (d) We are members of the Bar of the State of California and we express no opinion as to any matter relating to laws of any jurisdiction other than the laws of the United States of America, the laws of the State of California and the Delaware General Corporation Law.

     Based upon and subject to the foregoing, we are of the opinion that:

       1. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

       2. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver the Agreement and the Escrow Agreement, to perform its respective obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of the Agreement and the Escrow Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, and no other corporate proceedings on the part of either Parent and Merger Sub are necessary to authorize the Agreement or to consummate the transactions contemplated by the Agreement.

       3. The Agreement and the Escrow Agreement constitute valid and binding agreements of each of Parent and Merger Sub and are enforceable against Parent and Merger Sub in accordance with their terms.

Freshwater Software, Inc.              3                            May 21, 2001

     4. The execution and delivery of the Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated thereby do not and will not contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or the articles of incorporation or bylaws of Merger Sub.

     This opinion is solely for your benefit in connection with the consummation of the transactions contemplated by the Agreement, and is not to be relied upon by you for any other purpose or any other person without our express prior written consent.

                                   Very truly yours,

                                   /s/ Davis Polk & Wardwell